Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

LKQ CORPORATION,

KEYSTONE AUTOMOTIVE OPERATIONS, INC.,

KAO ACQUISITION SUB, INC.

and

THE COAST DISTRIBUTION SYSTEM, INC.

Dated as of July 8, 2015

i

4.19	Permits	41
4.20	Compliance with Laws; Regulatory Matters	41
4.21	Environmental Matters	42
4.22	Litigation	43
4.23	Insurance	43
4.24	Related Party Transactions	43
4.25	Brokers	43
4.26	Opinion of Financial Advisor	43
4.27	State Anti-Takeover Statutes	43
4.28	Product Warranty	44
4.29	Customers and Suppliers	44
4.30	Schedule TO; Schedule 14D-9	44

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF
LKQ, PARENT AND ACQUISITION SUB

5.1	Organization; Good Standing	45
5.2	Corporate Power; Enforceability	45
5.3	Non-Contravention	45
5.4	Required Approvals	46
5.5	Litigation	46
5.6	Schedule TO; Schedule 14D-9	46
5.7	Ownership of Company Capital Stock	47
5.8	Brokers	47
5.9	Operations of Acquisition Sub	47
5.10	Funds	47

ARTICLE VI
COVENANTS OF THE COMPANY

6.1	Interim Conduct of Business	47
6.2	No Solicitation	51

ARTICLE VII
ADDITIONAL COVENANTS

7.1	Commercially Reasonable Efforts to Complete	52
7.2	Filings with Governmental Authorities	53
7.3	Merger	54
7.4	Company Board Recommendation	54
7.5	Public Statements and Disclosure	56
7.6	Anti-Takeover Laws	56
7.7	Access	56
7.8	Section 16(b) Exemption	57
7.9	Directors’ and Officers’ Indemnification and Insurance	57
7.10	Employee Matters	59
7.11	Obligations of Acquisition Sub	61
7.12	Notification of Certain Matters	61
7.13	Certain Litigation	62

ii

ARTICLE VIII
CONDITIONS TO THE MERGER

8.1	Conditions	62

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

9.1	Termination	62
9.2	Notice of Termination; Effect of Termination	64
9.3	Fees and Expenses	64
9.4	Amendment	65
9.5	Extension; Waiver	65

ARTICLE X
GENERAL PROVISIONS

10.1	Survival of Representations, Warranties and Covenants	66
10.2	Notices	66
10.3	Assignment	67
10.4	Confidentiality	67
10.5	Entire Agreement	67
10.6	Third Party Beneficiaries	68
10.7	Severability	68
10.8	Remedies	68
10.9	Governing Law	68
10.10	Consent to Jurisdiction	68
10.11	Waiver of Jury Trial	69
10.12	Company Disclosure Letter References	69
10.13	Counterparts	69

ANNEXES

Annex A:	Conditions to the Offer

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 8, 2015 by and among LKQ CORPORATION, a Delaware corporation (“LKQ”), KEYSTONE AUTOMOTIVE OPERATIONS, INC., a Pennsylvania corporation and a direct or indirect wholly-owned subsidiary of LKQ (“Parent”), KAO ACQUISITION SUB, INC., a Delaware corporation and a direct or indirect wholly-owned subsidiary of Parent (“Acquisition Sub”), and THE COAST DISTRIBUTION SYSTEM, INC., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, it is proposed that Acquisition Sub shall commence a tender offer (the “Offer”) to acquire all of the outstanding shares (the “Company Shares”) of Common Stock, par value $0.001 per share, of the Company (the “Company Common Stock”), at a price of $5.50 per Company Share, net to the holder thereof, subject to reduction for any applicable withholding taxes payable in respect thereof, in cash (such amount, or any higher amount per Company Share that may be paid pursuant to the Offer, being hereinafter referred to as the “Offer Price”), all upon the terms and subject to the conditions set forth herein;

WHEREAS, it is also proposed that, as soon as practicable following the consummation of the Offer, Acquisition Sub will merge with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and each Company Share that is not tendered and accepted pursuant to the Offer (other than Cancelled Company Shares and Dissenting Company Shares) will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Offer Price, and the Company will survive the Merger as a wholly-owned subsidiary of Parent, all upon the terms and subject to the conditions set forth herein;

WHEREAS, the parties intend for the Merger to be effected under Section 251(h) of the DGCL pursuant to the terms of this Agreement;

WHEREAS, the Company Board has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer and the Merger upon the terms and subject to the conditions contained herein, and (iii) resolved, subject to the terms and conditions set forth in this Agreement, to recommend that the holders of Company Shares accept the Offer, tender their Company Shares to Acquisition Sub pursuant to the Offer and, if required by the applicable provisions of Delaware Law, adopt this Agreement;

WHEREAS, the board of directors of each of LKQ, Parent and Acquisition Sub have (i) declared it advisable to enter into this Agreement, and (ii) approved the execution and delivery by LKQ, Parent and Acquisition Sub, respectively, of this Agreement, the performance by LKQ, Parent and Acquisition Sub, respectively, of their respective covenants and agreements contained herein and the consummation of the Offer and the Merger upon the terms and subject to the conditions contained herein;

WHEREAS, as a condition and inducement of the willingness of LKQ, Parent and Acquisition Sub to enter into this Agreement, concurrently with the execution and delivery of this Agreement, certain of the Company’s stockholders are entering into a tender and support agreement with LKQ, Parent and Acquisition Sub (the “Support Agreement”) pursuant to which, among other things, each such stockholder has agreed to tender Company Shares to Acquisition Sub in the Offer; and

WHEREAS, LKQ, Parent, Acquisition Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated hereby and to prescribe certain conditions with respect to the consummation of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, LKQ, Parent, Acquisition Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acceptable Confidentiality Agreement” shall mean an agreement that is executed, delivered and effective after the execution, delivery and effectiveness of this Agreement, and which contains customary provisions that require any counter-party(ies) thereto (and any of its (their) representatives named therein) that receive material non-public information of or with respect to the Company to keep such information confidential, provided that such confidentiality provisions are no less restrictive in the aggregate to such counter-party(ies) (and any of its (their) representatives named therein), and shall contain such other terms that are, in the aggregate, no less favorable to the Company than the terms of the Confidentiality Agreement. Notwithstanding the foregoing, an “Acceptable Confidentiality Agreement” shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations hereunder or adversely affecting the rights of the Company hereunder.

“Acceptance Time” shall mean the date and time of the initial acceptance for payment by Acquisition Sub of Shares pursuant to and subject to the conditions of the Offer.

“Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Parent or Acquisition Sub) to engage in an Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement) resulting in (or if completed would result in): (i) any purchase from, or acquisition by, any Person or “group” (as defined under Section 13(d) of the Exchange Act) of more than twenty percent (20%) of the total outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any Person or group (as defined under Section 13(d) of the Exchange Act) beneficially owning more than twenty percent (20%) of the total outstanding voting securities of the Company; (ii) any merger, consolidation, business combination or other similar transaction involving the Company (A) pursuant to which any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), other than the Company Stockholders (as a group) immediately prior to the consummation of such transaction, would hold Company Shares representing more than twenty percent (20%) of the Company Shares outstanding after giving effect to the consummation of such transaction or (B) as a result of which the Company Stockholders (as a group) immediately prior to the consummation of such transaction would hold Company Shares representing less than eighty percent (80%) of the Company Shares outstanding after giving effect to the consummation of such transaction; (iii) any sale, lease (other than in the ordinary course of business), exchange, transfer, exclusive license (other than in the ordinary course of business), acquisition or disposition of more than twenty percent (20%) of (X) the assets of the Company (including its Subsidiaries taken as a whole) as determined on a fair-market-value basis, it being understood that voting securities of any Subsidiaries of the Company are to be deemed assets of the Company, (Y) the consolidated net revenues of the Company and its Subsidiaries, or (Z) the consolidated net income of the Company and its Subsidiaries, (iv) any liquidation or dissolution of the Company or (v) any combination of the foregoing; provided, however, the Merger and the transactions contemplated hereby shall not be deemed an Acquisition Proposal in any case.

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Business Day” shall have the meaning given to such term in Rule 14d-1(g) under the Exchange Act.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” shall mean the consolidated balance sheet of the Company and its Subsidiaries as of the Company Balance Sheet Date set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the calendar year ended on the Company Balance Sheet Date.

“Company Balance Sheet Date” shall mean March 31, 2015.

“Company Board” shall mean the Board of Directors of the Company.

“Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

“Company Intellectual Property Rights” means Intellectual Property Rights owned by or purported to be owned by, or exclusively licensed to, the Company or any of its Subsidiaries.

“Company Material Adverse Effect” shall mean any (i) change, effect, event, violation, circumstance or development (each a “Change”, and collectively, “Changes”), individually or in the aggregate, and taken together with all other Changes that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, that has had or would reasonably be expected to have a material adverse effect on the business, assets (including intangible assets), taken as a whole, liabilities, taken as a whole, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) a Change that would prevent, materially delay or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement; provided, however, that no Change (by itself or when aggregated or taken together with any and all other Changes) directly or indirectly resulting from, attributable to or arising out of any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and no Change (by itself or when aggregated or taken together with any and all other such Changes) directly or indirectly resulting from, attributable to or arising out of any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur, to the extent such Changes do not disproportionately affect the Company and its Subsidiaries in any material respect relative to other companies operating in any industry or industries in which the Company operates in the events of (i) through (vi):

(i) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(ii) conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii) conditions (or changes in such conditions) in the industries in which the Company and its Subsidiaries conduct business;

(iv) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

(v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(vi) changes in Law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof);

(vii) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including the fact that Parent is acquiring the Company and any actions taken by any customer, supplier or employee of the Company in response to such announcement (provided that this clause (vii) shall not apply to any representation or warranty in Article IV that addresses the consequences resulting from the consummation of the transactions contemplated hereby);

(viii) any patent expiry, or loss of exclusivity, in each case in the normal course, unless resulting from action or inaction of the Company, which would result in a reduction of anticipated revenue from any Company Product;

(ix) any actions taken or failure to take action, in each case, by Parent or any of its controlled Affiliates, or which Parent has expressly consented to or expressly required; or the taking of any action required by this Agreement; or the failure to take any action prohibited by this Agreement;

(x) changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); or

(xi) any Legal Proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company arising out of the Merger or in connection with any other transactions contemplated by this Agreement.

“Company Options” shall mean any options to purchase Company Shares outstanding under the Company Stock Plans.

“Company Preferred Stock” shall mean the Preferred Stock, par value $0.001 per share, of the Company.

“Company Registered Intellectual Property Rights” shall mean all of the Registered Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries.

“Company Restricted Shares” shall mean any award of time-vesting and/or performance-vesting restricted shares outstanding under the Company Stock Plans.

“Company Securities” shall mean (i) Company Capital Stock, Company Options and Company Restricted Shares, (ii) any other outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) any other outstanding options, warrants or other rights to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, and (iv) any other obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company.

“Company Stock Plans” shall mean the Company’s 2005 Stock Incentive Plan, the 2008 Equity Incentive Plan, and the 2012 Equity Incentive Plan.

“Company Stockholders” shall mean holders of shares of Company Capital Stock, in their respective capacities as such.

“Confidential Information” shall mean information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including algorithms, customer lists, ideas, designs, formulas, know-how, trade secrets, methods, processes, programs, prototypes, systems, and techniques.

“Continuing Employees” shall mean all employees of the Company or any of its Subsidiaries who, as of the Closing, continue their employment with the Company or any of its Subsidiaries.

“Contract” shall mean any legally binding contract, subcontract, note, bond, mortgage, indenture, deed of trust, franchise, lease, sublease, license, sublicense, loan, credit agreement or other instrument (whether written or oral).

“Delaware Law” shall mean the DGCL and any other applicable Law (including common law) of the State of Delaware.

“DOL” shall mean the United States Department of Labor or any successor thereto.

“Domain Names” shall mean domain names and uniform resource locators.

“Environmental Claim” shall mean any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice by any Person alleging Liability (including Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees, fines or penalties) arising out of, based on, resulting from or relating to (a) the presence, Release of, or exposure to any Hazardous Substances; (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or (c) any other matters covered or regulated by, or for which Liability is imposed under, Environmental Laws.

“Environmental Law” shall mean any and all applicable Laws relating to pollution, the protection, restoration or remediation of or prevention of harm to the environment or natural resources, or the protection of human health and safety from the presence of Hazardous Substances, including Laws relating to: (i) the exposure to, or Releases or threatened Releases of, Hazardous Substances; (ii) the generation, manufacture, processing, distribution, use, treatment, containment, disposal, storage, transport or handling of Hazardous Substances; or (iii) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“GAAP” shall mean generally accepted accounting principles, as applied in the United States.

“Governmental Authority” shall mean (i) any government, (ii) any governmental or regulatory entity, body, department, commission, subdivision, board, administrative agency or instrumentality, (iii) any court, tribunal, judicial body, or an arbitrator or arbitration panel, or (iv) any non-governmental self-regulatory agency, securities exchange, commission or authority, in each of (i) through (iv) whether supranational, national, federal, state, county, municipal, provincial, and whether local or foreign.

“Hazardous Substance” shall mean any substance, material, chemical or waste (or combination thereof) that is regulated under any Environmental Law, including those characterized, listed, defined, designated, classified or regulated as “hazardous,” “pollutant,” “contaminant,” “toxic,” “radioactive” or words of similar meaning or effect under any Law, relating to pollution, waste, human health and safety, or the environment, including petroleum and petroleum products, polychlorinated biphenyls and asbestos.

“Intellectual Property” shall mean all intellectual property, regardless of form, including: (i) inventions and discoveries, including articles of manufacture, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items (“Inventions”); (ii) words, names, symbols, devices, designs, and other designations, and combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, including logos, product designs, and product features (“Trademarks”); (iii) all copyrights and registrations and applications therefor and works of authorship (“Copyrights”); (iv) Confidential Information; (v) improvements, derivatives, modifications, enhancements, revisions and releases relating to any of the foregoing; (vi) Domain Names and (vii) any social media accounts.

“Intellectual Property Rights” shall mean all U.S. and foreign common law and statutory rights in, arising out of, or associated with Intellectual Property in any jurisdiction, including: (i) rights in, arising out of, or associated with Inventions, including rights granted under the U.S. Patent Act or analogous foreign common law or statutory regime, including patents, utility models and inventors’ certificates and all disclosures, applications reissues, divisionals, re-examinations, renewals, substitutions, revisions, extensions, provisionals, continuations and continuations-in-part thereof (“Patent Rights”); (ii) rights in, arising out of, or associated with Trademarks, including rights granted under the Lanham Act or analogous foreign common law or statutory regime (“Trademark Rights”); (iii) rights in, arising out of, or associated with Copyrights, including rights granted under the Copyright Act or analogous foreign common law or statutory regime (“Copyright Rights”) (iv) rights granted under the Uniform Trade Secrets Act, any state statutory or common law rights to trade secrets, or analogous foreign common law or statutory regimes; and (v) all U.S. and foreign common law and statutory rights to sue or recover and retain damages, costs or attorneys’ fees for past, present or future infringement, misappropriation or other violation of any of the foregoing. For the avoidance of doubt, Intellectual Property Rights include Registered Intellectual Property Rights.

“Intervening Event” shall mean an event, change, effect, development or occurrence that is material to the Company and its Subsidiaries, taken as a whole (other than any event or circumstance resulting from a material breach of this Agreement by the Company or any of its Subsidiaries) that was not known to the Company Board nor reasonably foreseeable to the Company Board as of or prior to the date of this Agreement which event, change, effect, development or occurrence becomes known to the Company Board after the date hereof and prior to the Acceptance Time; provided, however, that the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof shall not constitute an Intervening Event.

“IRS” shall mean the United States Internal Revenue Service or any successor thereto.

“Knowledge” of the Company, with respect to any matter in question, shall mean the actual knowledge of any of the individuals listed on Section 1.1(a) of the Company Disclosure Letter, after reasonable inquiry. With respect to Intellectual Property and Intellectual Property Rights, “Knowledge” does not require the Company to conduct, have conducted, obtain, or have obtained any freedom-to-operate opinions or similar opinions of counsel or any Patent Rights, Trademark Rights or other Intellectual Property Rights clearance searches, and no knowledge of any third-party Patent Rights, Trademark Rights, or other Intellectual Property Rights that would have been revealed by such inquiries, opinions, or searches (other than such inquiries, opinions, or searches actually performed or attained by the Company) will be imputed to the Company.

“Law” shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, rule, regulation, ruling or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” shall mean any (i) civil, criminal or administrative actions, suits, claims or charges, or (ii) litigations, arbitrations, oppositions, interferences, reexaminations, inter partes reviews, investigations or other proceedings, in each of (i) and (ii) before any Governmental Authority.

“Liabilities” shall mean any liability, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP).

“Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, option, right of first or last offer, preemptive right or other restriction of similar nature (including any restriction on the transfer of any security or other asset, and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“NYSE MKT” shall mean NYSE MKT LLC, formerly known as the American Stock Exchange.

“Option Consent Agreement” means the Option Consent Agreements to be entered into between the Company and the holders of Company Options in a form satisfactory to the Company and Parent.

“Order” shall mean any order, judgment, conciliation agreement, award, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“Permit” shall mean any franchises, grants, authorizations, establishment registrations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority.

“Permitted Liens” shall mean any of the following: (i) Liens for Taxes and other governmental charges which are not yet delinquent or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the consolidated financial statements of the Company in accordance with GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other like Liens arising or incurred in the ordinary course of business for sums not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefor in accordance with GAAP and further provided the existence of such liens has not resulted in a default under any of the Leases; (iii) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, zoning, entitlements, conservation, building and other land use and environmental restrictions or regulations promulgated by Governmental Authorities, in each case that do not materially and adversely impact the current use of the affected property or detract from its value in any material respect; (iv) Liens the existence of which are disclosed in the notes to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the period ended December 31, 2014; (v) all exceptions, restrictions, imperfections of title, charges and other Liens that do not materially interfere with the present use or any currently planned future use of the assets of the Company and its Subsidiaries, taken as a whole, or detract from the value of the affected property in any material respect; (vi) Liens arising under equipment leases with third parties entered into in the ordinary course of business, and (vii) Liens described in Section 1.1(b) of the Company Disclosure Letter.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Registered Intellectual Property Rights” shall mean all Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any Governmental Authority in any jurisdiction.

“Release” shall mean release, spill, emission, discharge, leaking, pouring, dumping or emptying, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including soil, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“Subsidiary” of a Person shall mean another Person, an amount of the voting securities or other voting ownership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Superior Proposal” shall mean an unsolicited, bona fide written Acquisition Proposal for an Acquisition Transaction that is received by the Company after the date hereof that the Company Board determines in its good faith judgment (after consultation with outside legal counsel and an independent financial advisor), taking into account the consideration, terms, conditions, timing, financing terms and all financial, legal, regulatory and other aspects of the Acquisition Proposal and this Agreement (including any changes to the terms of this Agreement by Parent pursuant to Section 7.4(c)), (i) if consummated to be more favorable to the Company Stockholders from a financial point of view than the terms of the Merger and (ii) is reasonably likely to be consummated in accordance with its terms; provided, however, that for purposes of the reference to an “Acquisition Proposal” in this definition of a “Superior Proposal,” (y) all references to “more than twenty percent (20%)” in the definition of “Acquisition Transaction” shall be deemed to be references to “more than fifty percent (50%)” and (z) reference to “less than eighty percent (80%)” in the definition of “Acquisition Transaction” shall be deemed to be a reference to “less than fifty percent (50%).”

“Tax” shall mean any and all U.S. federal, state and local and non-U.S. taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise, property taxes and any payments due under a tax sharing agreement, together with all interest, penalties and additions imposed with respect to such amounts.

1.2 Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Acquisition Sub	Preamble
Agreement	Preamble
Arrangements	4.17(m)
Assets	4.14
Cancelled Company Shares	3.7(a)(ii)
Capitalization Date	4.6(a)
Certificate of Merger	3.2
Certificates	3.8(c)
Change of Recommendation Notice	7.4(b)(ii)
Closing	3.3
Closing Date	3.3
Collective Bargaining Agreement	4.18(a)
Company	Preamble
Company Board Recommendation	7.4(a)
Company Board Recommendation Change	7.4(b)
Company Common Stock	Recitals
Company Compensation Committee	4.17(m)
Company Disclosure Letter	Article IV

Term	Section Reference
Company Financial Advisors	4.25
Company IP Contract	4.15(b)
Company Plans	7.10(c)
Company SEC Reports	4.8(a)
Company Shares	Recitals
Competing Acquisition Transaction	9.3(b)(iii)
Competing Party	9.3(b)(iii)
Confidentiality Agreement	10.4
Consent	4.5
Current Company D&O Insurance	7.9(c)
DGCL	Recitals
Dissenting Company Shares	3.7(c)(i)
Effective Time	3.2
Employee Plan	4.17(a)
Employee Plans	4.17(a)
Employment Compensation Arrangement	4.17(m)
Enforceability Limitations	4.2
Exchange Fund	3.8(b)
Expiration Time	2.1(d)(i)
Grant Date	4.6(e)
Indemnified Persons	7.9(a)
Leased Real Property	4.13(b)
Leases	4.13(b)
LKQ	Preamble
Material Contract	4.12(a)
Maximum Annual Premium	7.9(c)
Merger	Recitals
Merger Consideration	3.7(a)(i)
Minimum Condition	2.1(a)(i)
Modified Terms	7.4(c)
New Plans	7.10(c)
Offer	Recitals
Offer Documents	2.1(g)(i)
Offer Price	Recitals
Offer to Purchase	2.1(a)
Old Plans	7.10(c)
Option Consideration	3.7(d)
Outside Date	9.1(b)
Parent	Preamble
Payment Agent	3.8(a)
Permits	4.19
Representatives	6.2(b)
Restraint	8.1(b)
Schedule 14D-9	2.2(b)
Schedule TO	2.1(g)(i)
Stockholder List Date	2.2(c)
Subsidiary Securities	4.7(c)

Term	Section Reference
Support Agreement	Recitals
Surviving Corporation	3.1
Tax Returns	4.16(a)
Termination Fee	9.3(b)(i)
Uncertificated Shares	3.8(c)
Union	4.18(a)

1.3 Certain Interpretations.

(a) Unless otherwise indicated, all underlined references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(d) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(e) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(f) References to “$” and “dollars” are to the currency of the United States of America.

(g) Any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material” or a “Company Material Adverse Effect” under this Agreement.

(h) When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(i) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

ARTICLE II

THE OFFER

2.1 The Offer.

(a) Terms and Conditions of the Offer. Provided that this Agreement shall not have been terminated pursuant to Article IX, as promptly as practicable after the date hereof (but in no event more than ten (10) Business Days thereafter), Acquisition Sub shall (and LKQ and Parent shall cause Acquisition Sub to) commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer to purchase any and all of the Company Shares at a price per Company Share, subject to the terms of Section 2.1(c), equal to the Offer Price. The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that is disseminated to all of the Company Stockholders and contains the terms and conditions set forth in this Agreement and in Annex A. Each of LKQ, Parent and Acquisition Sub shall use its commercially reasonable efforts to consummate the Offer, subject to the terms and conditions hereof and thereof. The Offer shall be subject only to:

(i) the condition (the “Minimum Condition”) that, prior to the expiration of the Offer, there be validly tendered and not withdrawn in accordance with the terms of the Offer a number of Company Shares that, together with the Company Shares then owned by LKQ, Parent, Acquisition Sub and their respective controlled Affiliates (if any), represents at least a majority of all then outstanding Company Shares (not including Company Shares tendered pursuant to guaranteed delivery procedures for which the underlying shares have not been received); and

(ii) the other conditions set forth in Annex A.

(b) Waiver of Conditions. Acquisition Sub expressly reserves the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer; provided, however, that notwithstanding the foregoing or anything to the contrary set forth herein, without the prior written consent of the Company in its sole and absolute discretion, Acquisition Sub may not (and LKQ and Parent shall not permit Acquisition Sub to) (i) waive the Minimum Condition or the condition set forth in clause (B)(1) of Annex A, and (ii) make any change in the terms of or conditions to the Offer that (A) changes the form of consideration to be paid in the Offer, (B) decreases the Offer Price or the number of Company Shares sought in the Offer, (C) extends the Offer, other than in a manner required or permitted by the provisions of Section 2.1(d), (D) imposes conditions to the Offer other than those set forth in Annex A, (E) modifies the conditions set forth in Annex A, or (F) amends any other term or condition of the Offer in any manner that is adverse to the holders of Company Shares.

(c) Adjustments to the Offer Price. The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to Acquisition Sub’s acceptance for payment of, and payment for, Company Shares that are tendered pursuant to the Offer.

(d) Expiration and Extension of the Offer.

(i) Unless the Offer is extended pursuant to and in accordance with this Agreement, the Offer shall expire at midnight, New York Time, on the date that is twenty (20) business days (for this purpose calculated in accordance with Section 14d-1(g)(3) promulgated under the Exchange Act) after the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act) (as such date and time may be extended, the “Expiration Time”). In the event that the Offer is extended pursuant to and in accordance with this Agreement, then the Offer shall expire on the date and at the time to which the Offer has been so extended.

(ii) Notwithstanding the provisions of Section 2.1(d)(i) or anything to the contrary set forth in this Agreement:

(A) Acquisition Sub shall extend the Offer for any period required by any Law or Order, or any rule, regulation, interpretation or position of the SEC or its staff or the NYSE MKT, in any such case which is applicable to the Offer;

(B) in the event that any of the conditions to the Offer set forth on Annex A, other than the Minimum Condition, are not satisfied or waived (if permitted hereunder) as of any then scheduled expiration of the Offer, Acquisition Sub shall extend the Offer for such number of successive extension periods of not more than ten (10) Business Days each (the length of such period to be determined by Acquisition Sub), or any longer period that is approved in advance by the parties, in order to permit the satisfaction of all of the conditions to the Offer, it being understood and agreed that Acquisition Sub shall not be required to extend the Offer beyond the Outside Date; and

(C) in the event that all of the conditions to the Offer set forth on Annex A have been satisfied or waived (if permitted hereunder), except that the Minimum Condition has not been satisfied, as of any then scheduled expiration of the Offer, Acquisition Sub shall extend the Offer for an extension period of up to ten (10) Business Days, or any longer period that is approved in advance by the parties, it being understood and agreed that Acquisition Sub shall not be required to extend the Offer pursuant to this clause (C) on more than one (1) occasion, but may, in its discretion, elect to do so, and shall not in any event be required to extend the Offer beyond the Outside Date;

provided, however, that the foregoing clauses (A), (B) or (C) of this Section 2.1(d)(ii) shall not be deemed to impair, limit or otherwise restrict in any manner the right of the parties to terminate this Agreement pursuant to the terms of Article IX.

(iii) Neither LKQ, Parent nor Acquisition Sub shall extend the Offer in any manner other than pursuant to and in accordance with the provisions of Section 2.1(d)(ii) without the prior written consent of the Company.

(iv) Neither LKQ, Parent nor Acquisition Sub shall terminate or withdraw the Offer prior to the then scheduled expiration of the Offer unless this Agreement is validly terminated in accordance with Article IX, in which case Acquisition Sub shall (and LKQ and Parent shall cause Acquisition Sub to) irrevocably and unconditionally terminate the Offer promptly (but in no event more than one (1) Business Day) after such termination of this Agreement.

(e) Payment for Company Shares. On the terms and subject to conditions set forth in this Agreement and the Offer, Acquisition Sub shall (and LKQ and Parent shall cause Acquisition Sub to) accept for payment, and pay for, all Company Shares that are validly tendered and not withdrawn pursuant to the Offer promptly (within the meaning of Rule 14e-1(c) promulgated under the Exchange Act) after the expiration of the Offer (as it may be extended in accordance with Section 2.1(d)(ii) above). Without limiting the generality of the foregoing, LKQ and Parent shall provide or cause to be provided to Acquisition Sub on a timely basis the funds necessary to pay for any Company Shares that Acquisition Sub becomes obligated to purchase pursuant to the Offer; provided, however, that without the prior written consent of the Company, Acquisition Sub shall not accept for payment or pay for any Company Shares if, as a result, Acquisition Sub would acquire less than the number of Company Shares necessary to satisfy the Minimum Condition. The Offer Price payable in respect of each Company Share validly tendered and not withdrawn pursuant to the Offer shall be paid net to the holder thereof in cash, subject to reduction for any withholding taxes payable in respect thereof pursuant to applicable Law.

(f) Subsequent Offering Period. Subject to the last sentence of this Section 2.1(f), Acquisition Sub may (but shall not be required to), and the Offer to Purchase shall reserve the right to, provide for a “subsequent offering period” (within the meaning of Rule 14d-11 promulgated under the Exchange Act) of not less than three (3) nor more than twenty (20) Business Days immediately following the expiration of the Offer. Subject to the terms and conditions of this Agreement and the Offer, Acquisition Sub shall (and LKQ and Parent shall cause Acquisition Sub to) accept for payment, and pay for, all Company Shares that are validly tendered during the “subsequent offering period” promptly (within the meaning of Rule 14e-1(c) promulgated under the Exchange Act) after any such Company Shares are validly tendered during the “subsequent offering period.” Without limiting the generality of the foregoing, LKQ and Parent shall provide or cause to be provided to Acquisition Sub on a timely basis the funds necessary to pay for any Company Shares that Acquisition Sub becomes obligated to purchase during such “subsequent offering period.” The Offer Price payable in respect of each Company Share that is validly tendered during the “subsequent offering period” shall be paid net to the holder thereof in cash, subject to reduction for any withholding taxes payable in respect thereof pursuant to applicable Law. Notwithstanding anything to the contrary set forth in this Agreement, Acquisition Sub shall not (and LKQ and Parent shall cause Acquisition Sub not to) commence any “subsequent offering period” after the Acceptance Time if the Merger can be effected pursuant to Section 251(h) of the DGCL.

(g) Schedule TO; Offer Documents. As soon as practicable on the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act), LKQ, Parent and Acquisition Sub shall:

(i) have prepared and file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Offer in accordance with Rule 14d-3(a) promulgated under the Exchange Act, which Schedule TO shall contain as an exhibit the Offer to Purchase and forms of the letter of transmittal and summary advertisement, if any, and other required or customary ancillary documents, in each case, in respect of the Offer (together with any supplements or amendments thereto, the “Offer Documents”);

(ii) deliver a copy of the Schedule TO, including all exhibits thereto, to the Company at its principal executive offices in accordance with Rule 14d-3(a) promulgated under the Exchange Act;

(iii) give telephonic notice of the information required by Rule 14d-3 promulgated under the Exchange Act, and mail by means of first class mail a copy of the Schedule TO, to the NYSE MKT in accordance with Rule 14d-3(a) promulgated under the Exchange Act; and

(iv) cause the Offer Documents to be disseminated to all holders of Company Shares as and to the extent required by applicable Law (including the Exchange Act).

(h) LKQ, Parent and Acquisition Sub shall cause the Schedule TO and the Offer Documents to comply as to form in all material respects with the requirements of applicable Law. Subject to the provisions of Section 7.4, the Schedule TO and the Offer Documents shall include a description of the determinations, approvals and recommendations of the Company Board set forth in Section 2.2(a) and Section 7.4(a) that relate to the Offer. The Company shall furnish in writing to LKQ, Parent and Acquisition Sub all information concerning the Company and its Subsidiaries that is required by applicable Law to be included in the Schedule TO or the Offer Documents so as to enable LKQ, Parent and Acquisition Sub to comply with their obligations under this Section 2.1(h). LKQ, Parent, Acquisition Sub and the Company shall cooperate in good faith to determine the information regarding the Company that is necessary to include in the Schedule TO and the Offer Documents in order to satisfy applicable Laws. Each of LKQ, Parent, Acquisition Sub and the Company shall promptly correct any information provided by it or any of its respective directors, officers, employees, Affiliates, agents or other representatives for use in the Schedule TO or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. LKQ, Parent and Acquisition Sub shall take all steps necessary to cause the Schedule TO and the Offer Documents, as so corrected, to be filed with the SEC and the Offer Documents, as so corrected, to be disseminated to the Company Stockholders, in each case as and to the extent required by applicable Laws, or by the SEC or its staff or NYSE MKT. LKQ, Parent and Acquisition Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents prior to the filing thereof with the SEC, and LKQ, Parent and Acquisition Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable). LKQ, Parent and Acquisition Sub shall provide in writing to the Company and its counsel any and all comments or other communications, whether written or oral, that LKQ, Parent, Acquisition Sub or their counsel may receive from the SEC or any other Governmental Authority or its staff with respect to the Schedule TO and the Offer Documents promptly after such receipt, and LKQ, Parent and Acquisition Sub shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or any other Governmental Authority or its staff (including a reasonable opportunity to review and comment on any such response, and LKQ, Parent and Acquisition Sub shall give reasonable and good faith consideration to any such comments as may be made by the Company and its counsel).

2.2 Company Actions.

(a) Company Determinations, Approvals and Recommendations. The Company hereby approves and consents to the Offer and represents and warrants to LKQ, Parent and Acquisition Sub that, at a meeting duly called and held prior to the date hereof, the Company Board has, upon the terms and subject to the conditions set forth herein:

(i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement;

(ii) based on written representations and warranties made by LKQ, Parent and Acquisition Sub in this Agreement, determined that neither LKQ, Parent nor Acquisition Sub is an “interested stockholder” as defined in Section 203(c) of the DGCL;

(iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein, the Support Agreements, and the consummation of the Offer and the Merger upon the terms and subject to the conditions contained herein; and

(iv) resolved to recommend that the holders of Company Shares accept the Offer, tender their Company Shares to Acquisition Sub pursuant to the Offer and, if required by the applicable provisions of Delaware Law, adopt this Agreement; provided, however, that such recommendation may be withheld, withdrawn, amended or modified in accordance with the terms of this Agreement.

The Company hereby consents to the inclusion of the foregoing determinations and approvals in the Offer Documents and, to the extent that the foregoing recommendation of the Company Board is not withheld, withdrawn, amended or modified in accordance with this Agreement, the Company hereby consents to the inclusion of such recommendation in the Offer Documents.

(b) Schedule 14D-9. The Company shall (i) file with the SEC, to the extent reasonably practical concurrently with the filing by LKQ, Parent and Acquisition Sub of the Schedule TO and the Offer Documents with the SEC or as soon as practicable thereafter (and in any event within three (3) Business Days after the Schedule TO and the Offer Documents are filed with the SEC), a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”) containing, except as otherwise provided in Section 7.4(b), the Company Board Recommendation, the fairness opinion of the Company Financial Advisor referenced in Section 4.26 and the notice to the Company Stockholders informing such holders of their rights of appraisal in respect of their Company Shares in accordance with Section 262(d)(2) of the DGCL and (ii) promptly disseminate the Schedule 14D-9 to the Company Stockholders as and to the extent required by applicable Law (including Rule 14d-9 promulgated under the Exchange Act and any other applicable U.S. federal securities Laws). The Company shall set the Stockholder List Date as the record date for the purpose of receiving the notice required by Section 262(d)(2) of the DGCL. The Company shall cause the Schedule 14D-9 to comply as to form in all material respects with the requirements of applicable Law. To the extent requested by LKQ or Parent, the Company shall cause the Schedule 14D-9 to be mailed or otherwise disseminated to the holders of Company Shares together with the Offer Documents mailed or otherwise disseminated to the holders of Company Shares. Each of LKQ, Parent and Acquisition Sub shall furnish in writing to the Company all information concerning LKQ, Parent and Acquisition Sub that is required by applicable Laws to be included in the Schedule 14D-9 so as to enable the Company to comply with its obligations under this Section 2.2(b). LKQ, Parent, Acquisition Sub and the Company shall cooperate in good faith to determine the information regarding the Company that it is necessary to include in the Schedule 14D-9 in order to satisfy applicable Laws. Each of the Company, LKQ, Parent and Acquisition Sub shall promptly correct any information provided by it or any of its respective directors, officers, employees, Affiliates, agents or other representatives for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the Company Stockholders, in each case as and to the extent required by applicable

Laws. Unless the Company Board has effected a Company Board Recommendation Change, the Company shall provide LKQ, Parent, Acquisition Sub and their counsel a reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by LKQ, Parent, Acquisition Sub and their counsel (it being understood that LKQ, Parent, Acquisition Sub and their counsel shall provide any comments thereon as soon as reasonably practicable). Unless the Company Board has effected a Company Board Recommendation Change, the Company shall provide in writing to LKQ, Parent, Acquisition Sub and their counsel any comments or other communications, whether written or oral, the Company or its counsel may receive from the SEC or any other Governmental Authority or its staff with respect to the Schedule 14D-9 promptly after such receipt, and unless the Company Board has effected a Company Board Recommendation Change, the Company shall provide LKQ, Parent, Acquisition Sub and their counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or any other Governmental Authority or its staff (including a reasonable opportunity to review and comment on any such response, and the Company shall give reasonable and good faith consideration to any such comments as may be made by LKQ, Parent, Acquisition Sub and their counsel).

(c) Company Information. In connection with the Offer, the Company shall, or shall cause its transfer agent to, furnish LKQ, Parent and Acquisition Sub with such assistance and such information as LKQ, Parent or its agents may reasonably request in order to disseminate and otherwise communicate the Offer to the record and beneficial holders of Company Shares, including a list, as of the most recent practicable date, of the Company Stockholders (the date of the list used to determine the Company Stockholders to whom the Offer Documents and Schedule 14D-9 are first disseminated, the “Stockholder List Date”), mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial holders of Company Shares, and lists of security positions of Company Shares held in stock depositories (including updated lists of stockholders, mailing labels, listings or files of securities positions). Subject to applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, LKQ, Parent and Acquisition Sub (and their respective agents) shall:

(i) hold in confidence the information contained in any such lists of stockholders, mailing labels and listings or files of securities positions;

(ii) use such information only in connection with the Offer and the Merger and only in the manner provided in this Agreement; and

(iii) if (A) this Agreement shall be terminated pursuant to Article IX, and (B) LKQ, Parent and Acquisition Sub shall withdraw the Offer, at the Company’s request, either, in LKQ’s or Parent’s sole discretion, destroy or promptly return (and shall use their respective reasonable efforts to cause their agents to deliver) to the Company, any and all copies and any extracts or summaries from such information then in their possession or control.

ARTICLE III

THE MERGER

3.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, Acquisition Sub shall be merged with and into the Company, the separate corporate existence of Acquisition Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger. Such merger shall be governed by Section 251(h) of the DGCL and shall be effected as soon as practicable following the Acceptance Time. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

3.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, LKQ, Parent, Acquisition Sub and the Company shall cause the Merger to be consummated under the DGCL by filing a certificate of merger in such form as required by, and executed in accordance with, the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the time and day of such filing and acceptance by the Secretary of State of the State of Delaware, or such later time and day as may be agreed in writing by LKQ, Parent, Acquisition Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

3.3 The Closing. The consummation of the Merger shall take place at a closing (the “Closing”) to occur at the offices of K&L Gates LLP, 70 W. Madison Street, Suite 3100, Chicago, IL 60602-4207 as promptly as practicable following the Acceptance Time, and in any case no later than the second (2nd) Business Day after the satisfaction of the last to be satisfied of the conditions set forth in Article VIII (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction (or waiver, if permitted by applicable Law) of those conditions), or at such other location, date and time as LKQ, Parent, Acquisition Sub and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

3.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Acquisition Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition Sub shall become the debts, liabilities and duties of the Surviving Corporation.

3.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 7.9(a), the certificate of incorporation of the Company shall be amended and restated in its entirety to read identically to the certificate of incorporation of Acquisition Sub, as in effect immediately prior to the Effective Time, and such amended and restated certificate of incorporation shall become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation; provided, however, that at the Effective Time the certificate of incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “The Coast Distribution System, Inc.”

(b) Bylaws. At the Effective Time, subject to the provisions of Section 7.9(a), the bylaws of Acquisition Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

3.6 Directors and Officers.

(a) Directors. At the Effective Time, the directors of Acquisition Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b) Officers. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall become the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed.

3.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of LKQ, Parent, Acquisition Sub, the Company, or the holders of any of the following securities, the following shall occur:

(i) Company Common Stock. Each share of Company Common Stock that is outstanding immediately prior to the Effective Time (other than (A) Cancelled Company Shares, and (B) any Dissenting Company Shares) shall be canceled and extinguished and automatically converted into the right to receive cash in an amount equal to the Offer Price (the “Merger Consideration”), without interest thereon, upon the surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 3.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 3.10).

(ii) Excluded Company Common Stock. Each share of Company Common Stock owned by LKQ, Parent, Acquisition Sub or the Company, or by any direct or indirect wholly-owned Subsidiary of LKQ, Parent, Acquisition Sub or the Company, in each case immediately prior to the Effective Time (“Cancelled Company Shares”), shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(iii) Capital Stock of Acquisition Sub. Each share of common stock, par value $0.01 per share, of Acquisition Sub that is outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Acquisition Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(b) Adjustment to the Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the consummation of the Offer and prior to the Effective Time.

(c) Statutory Rights of Appraisal.

(i) Notwithstanding anything to the contrary set forth in this Agreement, all Company Shares that are issued and outstanding immediately prior to the Effective Time and held by Company Stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly perfected their statutory rights of appraisal in respect of such Company Shares in accordance with Section 262 of the DGCL (collectively, “Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to Section 3.7(a). Such Company Stockholders shall be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall no longer be considered to be Dissenting Company Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest thereon, upon surrender of the certificate or certificates that formerly evidenced such Company Shares in the manner provided in Section 3.8.

(ii) The Company shall give LKQ and Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company in respect of Dissenting Company Shares and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of LKQ or Parent, voluntarily make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands for payment, in respect of Dissenting Company Shares.

(d) Company Options. LKQ and Parent shall not assume any Company Options in connection with the Merger or any other transactions contemplated by this Agreement. Upon the terms and subject to the conditions set forth in this Agreement, except as otherwise agreed to by Parent and a holder of a Company Option, the Company shall take such action as may be necessary so that immediately prior to the Effective Time, and without any action on the part of any holder of a Company Option, (i) the vesting of each Company Option that is unvested and remains outstanding as of immediately prior to the Effective Time shall be accelerated in full, (ii) each Company Option (including each Company Option that was accelerated pursuant to the foregoing clause (i)) that remains outstanding as of immediately prior to the Effective Time shall be cancelled and terminated as of the Effective Time, and (iii) each holder of each such Company Option who has delivered to the Company an executed Option Consent Agreement shall be paid by the Company promptly after the Effective Time, subject to Section 3.8(e), an amount in cash (without interest), if any, equal to the product obtained by multiplying (x) the aggregate number of Company Shares that were issuable upon exercise of such Company Option immediately prior to the Effective Time, by (y) the Offer Price, less the per share exercise price of such Company Option (the “Option Consideration”) (it being understood and agreed that such exercise price shall not actually be paid to the Company by the holder of a Company Option). Within three (3) Business Days after the Closing, LKQ and Parent shall provide or cause to be provided to the Surviving Corporation the funds necessary to pay, and LKQ and Parent shall cause the Surviving Corporation to pay, to each of the holders of Company Options who has delivered to the Company an executed Option Consent Agreement, the applicable Option Consideration (less any applicable withholding taxes payable in respect thereof) as promptly as practicable (and in no event later than the next regular payroll date) thereafter. For the avoidance of doubt, if the per share exercise price of any Company Option, whether vested or unvested, equals or exceeds the Offer Price, then by virtue of the occurrence of the Effective Time and without any action on the part of Parent, Acquisition Sub, the Company, the Surviving Corporation or the holders thereof, such Company Options shall automatically terminate and be canceled without payment of any consideration to the holder thereof.

(e) Company Restricted Shares. LKQ and Parent shall not assume any Company Restricted Share agreements in connection with the Merger or any other transactions contemplated by this Agreement. Upon the terms and subject to the conditions set forth in this Agreement, except as otherwise agreed to by Parent and a holder of a Company Restricted Share, the Company shall take such action as may be necessary so that immediately prior to the Effective Time (i) the vesting of each Company Restricted Share that remains outstanding as of immediately prior to the Effective Time shall be accelerated in full, and (ii) each Company Restricted Share that remains outstanding as of immediately prior to the Effective Time shall be cancelled and terminated as of the Effective Time and automatically converted into the right to receive the Merger Consideration, without interest thereon and less any applicable withholding taxes payable with respect to the vesting of such Company Restricted Share, upon the surrender of the certificate that represented such Company Restricted Share immediately prior to the Effective Time in the manner provided in Section 3.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 3.10).

(f) Termination of Company Stock Plans. Prior to the Effective Time, the Company shall provide such notice, if any, to the extent required under the terms of the applicable Company Stock Plans, obtain any necessary consents, adopt applicable resolutions, amend the terms of the Company Stock Plans or any outstanding awards, and take all other appropriate actions to: (i) give effect to the transactions contemplated in Sections 3.7(d) and (e), and (ii) terminate the Company Stock Plans as of the Effective Time. As of the Effective Time, all Company Stock Plans shall be terminated and no further awards or other rights shall be granted thereunder.

3.8 Exchange of Certificates.

(a) Payment Agent. Prior to the Acceptance Time, LKQ and Parent shall select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”).

(b) Exchange Fund. At the Closing, LKQ and Parent shall deposit (or cause to be deposited) with the Payment Agent, for payment to the holders of Company Shares pursuant to the provisions of this Article III, an amount of cash equal to the aggregate consideration to which holders of Company Common Stock are entitled under this Article III. Until disbursed in accordance with the terms and conditions of this Agreement, such funds shall be invested by the Payment Agent, as directed by LKQ, Parent or the Surviving Corporation, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America (such cash amount being referred to herein as the “Exchange Fund”). Any interest and other income resulting from such investments shall be paid to Parent. No investment gains or losses thereon shall affect the consideration to which holders of Company Common Stock are entitled under this Article III and to the extent that there are any losses with respect to any investments of the Exchange Fund, or the Exchange Fund diminishes for any reason below the amount required to promptly pay in full the cash amounts contemplated by this

Article III, LKQ and Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make in full such payments contemplated by this Article III.

(c) Payment Procedures. Promptly following the Effective Time, LKQ, Parent and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (i) a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding Company Shares or Company Restricted Shares and (ii) uncertificated Company Shares or Company Restricted Shares (the “Uncertificated Shares”), in each case, whose shares were converted into the right to receive the Merger Consideration pursuant to Section 3.7: (A) a letter of transmittal in customary form agreed to by the parties (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent), and (B) instructions for use in effecting the surrender of the Certificates and Uncertificated Shares in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of this Article III. Upon surrender of Certificates for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of Company Shares and Company Restricted Shares represented by such Certificate that were converted into the right to receive the Merger Consideration pursuant to Section 3.7, by (y) the Merger Consideration (less withholding pursuant to Section 3.8(e)), and the Certificates so surrendered shall forthwith be canceled. Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of Company Shares and Company Restricted Shares represented by such holder’s transferred Uncertificated Shares that were converted into the right to receive the Merger Consideration pursuant to Section 3.7, by (y) the Merger Consideration (less withholding pursuant to Section 3.8(e)), and the transferred Uncertificated Shares so surrendered shall forthwith be canceled. The Payment Agent shall accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to effectuate an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Merger Consideration payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this Section 3.8. Until so surrendered, outstanding Certificates and Uncertificated Shares shall be deemed, from and after the Effective Time, to evidence only the right to receive the Merger Consideration, without interest thereon, payable in respect thereof pursuant to the provisions of this Article III.

(d) Transfers of Ownership. In the event that a transfer of ownership of Company Shares or Company Restricted Shares is not registered in the stock transfer books or ledger of the Company, or if the Merger Consideration is to be paid in a name other than that in which the Certificates or Uncertificated Shares surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Share so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificate or Uncertificated Shares is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to LKQ, Parent (or any agent designated by LKQ or Parent) any transfer taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Uncertificated Shares, or established to the reasonable satisfaction of LKQ, Parent (or any agent designated by LKQ or Parent) that such transfer taxes have been paid or are otherwise not payable.

(e) Required Withholding. Each of the Payment Agent, LKQ, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement to any holder or former holder of Company Shares, Company Options and Company Restricted Shares such amounts as are required to be deducted or withheld therefrom under applicable Tax Laws. To the extent that such amounts are so deducted, withheld and remitted to the applicable Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, LKQ, Parent, the Surviving Corporation or any other party hereto shall be liable to a holder of Company Shares, Company Options or Company Restricted Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is six (6) months after the Effective Time shall be delivered to LKQ or Parent upon demand, and any holders of Company Shares who have not theretofore surrendered their Certificates or Uncertificated Shares representing such Company Shares and Company Restricted Shares that were issued and outstanding immediately prior to the Merger for exchange pursuant to the provisions of this Section 3.8 shall thereafter look for payment of the Merger Consideration payable in respect of the Company Shares and Company Restricted Shares represented by such Certificates or Uncertificated Shares solely to LKQ and Parent, as general creditors thereof, for any claim to the applicable Merger Consideration to which such holders may be entitled pursuant to the provisions of this Article III.

3.9 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, all Company Shares and Company Restricted Shares shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a Certificate or Uncertificated Shares theretofore representing any Company Shares or Company Restricted Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor upon the surrender thereof in accordance with the provisions of Section 3.8. The Merger Consideration paid in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Shares and Company Restricted Shares. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of Company Shares that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

3.10 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, in the form and substance satisfactory to the Surviving Corporation, and the posting by such holders of a bond in customary amount and upon such terms as may be required by LKQ or Parent as indemnity against any claim that may be made against it with respect to such Certificate, the Merger Consideration payable in respect thereof pursuant to Section 3.7.

3.11 Necessary Further Actions. As of the Effective Time, the officers and directors of LKQ, Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Acquisition Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and Acquisition Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the disclosure letter delivered by the Company to LKQ and Parent on the date of this Agreement (the “Company Disclosure Letter”), or (ii) as disclosed in the body of any Company SEC Reports filed with the SEC by the Company between January 1, 2014 and the date hereof (other than in any “risk factor” disclosure or any other forward looking statements set forth therein and provided that nothing in such Company SEC Reports shall be deemed to modify or qualify the representations and warranties set forth in Section 4.2 and Section 4.6) and, in each of (i) and (ii), only to the extent the relevance of such disclosure to the applicable representation or warranty is reasonably apparent on its face, the Company hereby represents and warrants to LKQ, Parent and Acquisition Sub as follows:

4.1 Organization; Good Standing.

(a) The Company is a corporation duly organized, validly existing and in good standing under Delaware Law, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification (to the extent the “good standing” concept is applicable), except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company is in compliance with the provisions of its certificate of incorporation and bylaws in all material respects. The Company has set forth in Section 4.1(a) of the Company Disclosure Letter a true and complete list of each jurisdiction in which it is qualified to do business.

(b) The Company has made available to LKQ and Parent prior to the date of this Agreement true and complete copies of (i) the Company’s certificate of incorporation and bylaws, each as amended through the date hereof and (ii) the minutes of all meetings from January 1, 2014 to the date of this Agreement of the Company’s stockholders, the Company Board and each standing committee of the Company Board, except, in the case of clause (ii), for any portions of such minutes relating to the consideration of any Acquisition Proposal or Acquisition Transaction, or the transactions contemplated by this Agreement.

4.2 Corporate Power; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and, except as otherwise provided in Section 4.3 hereof, no additional corporate proceedings or actions on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by LKQ, Parent and Acquisition Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity (the “Enforceability Limitations”).

4.3 Stockholder Approval. The affirmative vote of the holders of a majority of the outstanding Company Shares is the only vote of the holders of any class or series of Company Capital Stock that, absent Section 251(h) of the DGCL, would have been necessary under applicable Law and the Company’s certificate of incorporation and bylaws to adopt, approve or authorize this Agreement and consummate the Merger and other transactions contemplated hereby in their capacity as stockholders of the Company.

4.4 Non-Contravention. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the Merger and other transactions contemplated hereby do not and will not, with or without giving notice, the passage of time or both, constitute or result in (a) breach or violation of, a conflict with, or a default under any provision of the certificate of incorporation or bylaws of the Company or comparable governing instruments of its Subsidiaries, (b) assuming the Consents referred to in Section 4.5 are obtained or made, a violation of, or a conflict with, any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound or affected, or (c) a breach or violation of, a termination (or right of termination) or a default under, the acceleration, or creation or cancellation of any obligations or the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries pursuant to any Material Contract, except in the case of each of clauses (b) and (c) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not prevent the performance by the Company of, or materially impair the ability of the Company to perform, its covenants and obligations hereunder.

4.5 Required Governmental Approvals. No consent, approval, registration, declaration, Order or authorization of, filing or registration with, or notification to (any of the foregoing being referred to herein as a “Consent”), any Governmental Authority is required on the part of the Company or any of its Subsidiaries in connection with the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the Merger and other transactions contemplated hereby, except (a) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with any other Governmental Authorities to satisfy the applicable Laws of states and foreign jurisdictions in which the Company and its Subsidiaries are qualified to do business, (b) such Consents as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act, (c) such Consents as set forth in Section 4.5 of the Company Disclosure Letter, and (d) such other Consents, the failure of which to obtain would not have, individually or in the aggregate, a Company Material Adverse Effect.

4.6 Company Capitalization.

(a) The authorized capital stock of the Company consists of (i) 10,000,000 Company Shares, and (ii) 2,000,000 shares of Company Preferred Stock. As of the close of business in New York City on June 29, 2015 (the “Capitalization Date”): (A) 5,197,182 Company Shares were issued and outstanding, (B) no shares of Company Preferred Stock were issued and outstanding, and (C) no shares of Company Capital Stock were held by the Company as treasury shares. All outstanding Company Shares are duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights.

(b) As of the close of business on the Capitalization Date, there were (i) outstanding Company Options to purchase 64,000 Company Shares under the Company Stock Plans, and (ii) outstanding 165,491 unvested Company Restricted Shares under the Company Stock Plans (which unvested Company Restricted Shares are also included in the number of issued and outstanding Company Shares set forth in Section 4.6(a)(A)). As of the close of business on the Capitalization Date, there were sufficient Company Shares reserved under the Company Stock Plans for issuance upon exercise of outstanding Company Options.

(c) Except as may otherwise be set forth in this Section 4.6 or in the corresponding section of the Company Disclosure Letter, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, voting rights, registration rights, repurchase rights, agreements or commitments or any rights of first refusal to which the Company is party that relates to any of the foregoing, in each case that obligates the Company to issue, deliver or sell or cause to be issued, delivered or sold any shares of capital stock or similar ownership interests of the Company, or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of equity securities, partnership interests or similar ownership interests of the Company from the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except as otherwise set forth in this Section 4.6 or in the corresponding section of the Company Disclosure Letter, there are no outstanding commitments or agreements of any character obligating the Company to repurchase, redeem or otherwise acquire or cause to be repurchased, redeemed or otherwise acquired or options to acquire any shares of equity securities or similar ownership interests of the Company. Except as otherwise set forth in this Section 4.6 or in the corresponding section of the Company Disclosure Letter, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Except as otherwise set forth in this Section 4.6 or in the corresponding section of the Company Disclosure Letter, there are no commitments or agreements to which the Company is a party or by which it is bound obligating the Company to grant, extend, accelerate the vesting of or enter into any subscription, option, warrant, equity security, call, right, commitment or agreement. There are no registration rights and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company is a party or by which it is bound with respect to any equity security of any class of the Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries.

(d) There are no outstanding contractual commitments of the Company or any of its Subsidiaries which obligate the Company or its Subsidiaries to make any material investment (in the form of a loan, capital contribution or otherwise) in any other Person.

(e) With respect to the Company Options and Company Restricted Shares issued pursuant to the Company Stock Plans, (i) each grant of a Company Option was duly authorized no later than the date on which the grant of such option was by its terms to be effective (the “Grant Date”) by all necessary corporate action and was duly executed and delivered by each party thereto within a reasonable time following the Grant Date and no such grants involved any “back dating” or similar practices with respect to the effective date of grant, (ii) all Company Options have an exercise price equal to no less than the fair market value of the underlying Company Shares on the Grant Date and no Company Option has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option, in each case, as determined in accordance with Section 409A of the Code, (iii) each such grant was made in accordance with the terms of the Company Stock Plans and all applicable Laws, including valid exemptions from registration under the Securities Act and all other applicable securities Laws, (iv) the Company Stock Plans are the only plans or program the Company maintains under which outstanding options to acquire Company Shares or other compensatory equity-based awards have been or may be granted and there are no options or rights to acquire Company Shares or any other equity-based awards with respect to Company Shares outstanding other than the Company Options and Company Restricted Shares granted and outstanding under the Company Stock Plans, (v) the Company has made available to LKQ and Parent true, correct and complete copies of each form of award agreement evidencing grants of Company Options or Company Restricted Shares, (vi) there is no agreement, arrangement or understanding (written or oral) to which the Company is a party to materially amend, modify or supplement such Company Options and/or Company Restricted Shares from the forms provided to LKQ and Parent and (viii) each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Company. Section 4.6(e) of the Company Disclosure Letter contains a true and complete list of (i) the number of shares purchasable under Company Options and the number of Company Restricted Shares that were outstanding on the Capitalization Date, and (ii) (A) the dates on which such Company Options and Company Restricted Shares were granted and (B) the exercise or base price of such Company Options. All shares of Company Capital Stock subject to issuance on exercise of Company Options as aforesaid, upon their issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

4.7 Subsidiaries.

(a) Section 4.7(a) of the Company Disclosure Letter contains a true, complete and accurate list of the name, jurisdiction of organization, capitalization and schedule of stockholders of each Subsidiary of the Company. Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable), except where the failure to be so organized or in good standing, or have such power or authority, would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company’s Subsidiaries has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of the Company’s Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable), except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company’s Subsidiaries are in compliance with the provisions of their respective certificates of incorporation, bylaws or other applicable constituent documents in all material respects.

(b) Except as disclosed in Section 4.7(b) of the Company Disclosure Letter, all of the outstanding capital stock of, or other security, equity or voting interest in, each Subsidiary of the Company that is owned, directly or indirectly, by the Company (i) is duly authorized, validly issued and fully paid and nonassessable and (ii) is owned, directly or indirectly, by the Company.

(c) There are no outstanding (i) securities of any Subsidiary of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, warrants or other rights to acquire from any Subsidiary of the Company, or that obligates any Subsidiary of the Company to issue, sell or transfer any capital stock of, partnership or similar ownership interests or any other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”), or (iv) other obligations by any Subsidiary of the Company to make any payments based on the price or value of any shares of any Subsidiary of the Company. Neither the Company nor any of its Subsidiaries is a party to any Contract that obligates the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

4.8 Company SEC Reports.

(a) Each registration statement, report, proxy statement or information statement prepared by the Company and filed with the SEC since January 1, 2013 (including exhibits, annexes, and any amendments thereto) is available on the Electronic Data Gathering, Analysis, and Retrieval system maintained by the SEC, or otherwise made available to LKQ and Parent in the form filed with the SEC. Since January 1, 2013, the Company has timely filed all forms, reports and documents with the SEC that have been required to be filed by it under applicable Laws prior to the date hereof (all such forms, reports and documents, together with all exhibits and schedules thereto, the “Company SEC Reports”). As of its filing date (or, if amended or superseded by a filing, on the date of such amended or superseded filing), (i) each Company SEC Report complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such Company SEC Report was filed (or so amended or superseded), and (ii) each such Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, provided that no representation or warranty is made in this Section 4.8 with respect to any Company SEC Reports filed in connection with the transactions contemplated by this Agreement, which are covered solely in Section 4.30. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. Since January 1, 2013, no executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report, except as disclosed in certifications filed with the Company SEC Reports, and since January 1, 2013, neither the Company nor any of its executive officers has received written notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(b) The Company has heretofore furnished to LKQ, Parent and Acquisition Sub complete and correct copies of any correspondence with the SEC with respect to Company SEC Reports filed since January 1, 2013, except for such correspondence that is available on the Electronic Data Gathering, Analysis and Retrieval System maintained by the SEC.

4.9 Company Financial Statements.

(a) The consolidated financial statements (including, in each case, any related notes and schedules thereto) of the Company and its Subsidiaries included in the Company SEC Reports (i) have been prepared in accordance with GAAP consistently applied during the periods involved (except as may be indicated in the notes thereto or as otherwise permitted by the SEC on Form 8-K or Form 10-Q with respect to any financial statements filed on Form 8-K or Form 10-Q), (ii) have been prepared from, and are consistent in all material respects with, the books and records of the Company and its Subsidiaries, (iii) fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations, retained earnings and cash flows for the periods indicated (subject, in the case of unaudited statements, to exceptions set forth in the footnotes thereto and to normal and recurring year-end audit adjustments) and (iv) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.

(b) The Company has established and maintains disclosure controls and procedures (as such terms are defined in Rule 13a-15 under the Exchange Act) that are designed to provide reasonable assurance that information required to be disclosed by the Company in the Company SEC Reports that it files or submits under the Exchange Act, is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.

(c) The Company has established and maintains a system of internal controls over financial reporting (as such term is defined in Rule 13a-15 under the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(d) Since January 1, 2013, neither the Company has identified, nor have the Company’s independent auditors identified or advised the Company of, (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company and its Subsidiaries to record, process, summarize and report financial data, in each case which has not been subsequently remediated, or (ii) any fraud that involves the Company’s management or other employees who have a significant role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries.

(e) Since January 1, 2013 through the date hereof, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) to the Knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director of the Company.

(f) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K under the Securities Act)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries in the Company’s consolidated financial statements.

(g) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Reports.

4.10 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities of a nature required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, other than (a) Liabilities reflected or otherwise reserved against in the Company Balance Sheet or in the consolidated financial statements, or in the notes thereto, of the Company and its Subsidiaries included in the Company SEC Reports filed prior to the date of this Agreement, (b) Liabilities expressly contemplated under this Agreement, (c) Liabilities incurred since the Company Balance Sheet Date in the ordinary course of business consistent with past practice, and (d) Liabilities that would not have, individually or in the aggregate, a Company Material Adverse Effect.

4.11 Absence of Certain Changes.

(a) Since March 31, 2015 through the date hereof, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practice, and there has not been or occurred any development which would, individually or in the aggregate, be or result in a Company Material Adverse Effect and except as set forth on Section 4.11(a) of the Company Disclosure Letter neither the Company nor any of its Subsidiaries has taken any of the actions set forth in Section 6.1(b).

(b) Since the Company Balance Sheet Date through the date hereof, there has not been any revaluation by the Company or any of its Subsidiaries of any of its material assets, including writing off notes or accounts receivable, other than in the ordinary course of business.

4.12 Material Contracts.

(a) For all purposes of this Agreement, a “Material Contract” shall mean any of the following, other than an Employee Plan, to which the Company or any of its Subsidiaries is a party to which or by which any material assets of the Company or any of its Subsidiaries are subject or bound as of the date of this Agreement:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any Contract that contains any currently active covenant by the Company or any of its Subsidiaries (A) to not engage in any line of business or to not engage in its business in any geographic location, (B) limiting the right of the Company or any of its Subsidiaries to compete with any Person, (C) by which the Company or its Subsidiaries grants any exclusive distribution rights or any exclusive licensing rights to material Company Intellectual Property Rights, or (D) providing any third parties with “most favored nations” rights or rights of first offer or rights of first refusal for any Company Products, other than as would not materially impair or restrict the ability of the Company or its Subsidiaries to operate their businesses as currently conducted;

(iii) any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries of any Person or other business enterprise (whether by merger, sale of stock, sale of assets or otherwise) which has any obligations which (A) have not been satisfied or performed by the Company or any such Subsidiary (as the case may be) and (B) are or would be material to the Company and its Subsidiaries, taken as a whole;

(iv) any Contract pursuant to which the Company, any of its Subsidiaries, or any other party thereto has material continuing obligations, rights or interests relating to the development, distribution, supply, manufacture, marketing or co-promotion of any of the Company’s products, excluding (A) non-disclosure agreements and (B) Contracts with contractors or vendors providing products or services to the Company or any of its Subsidiaries entered into in the ordinary course of business consistent with past practice;

(v) (A) any Contract providing for indemnification or guarantee of the obligations of any other Person that would be material to the Company and its Subsidiaries, taken as a whole, other than (x) any such Contracts entered into in the ordinary course of business consistent with past practice (including Contracts with contractors or vendors providing products or services to the Company or any of its Subsidiaries) or (y) any Contracts the disclosure of which is required by another subsection of this Section 4.12(a), or (B) any material guaranty, other than any guaranties among the Company and its wholly owned Subsidiaries;

(vi) any Contract that relates to the formation, creation, operation, management or control of any legal partnership or any joint venture entity pursuant to which the

Company has an obligation (contingent or otherwise) to make a material investment in or material extension of credit to any Person, or in which the Company owns more than a ten percent (10%) voting or economic interest, in each case with a carrying value on the Company Balance Sheet in excess of $250,000;

(vii) any Contract that involves or relates to indebtedness for borrowed money or the deferred purchase of property having an outstanding principal amount in excess of $250,000 (whether incurred, assumed, guaranteed or secured by any asset);

(viii) any Lease of Leased Real Property and any Contract for the purchase, sale, or future lease, sublease, license, sublicense or other use of real property material to the Company and its Subsidiaries, taken as a whole;

(ix) any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of at least $250,000;

(x) any Contract for the purchase of materials, supplies, goods, services, equipment or other assets that is either not terminable without penalty on 90 days or fewer written notice by the Company or its Subsidiaries or provides for or is reasonably likely to require either (A) annual payments by the Company and its Subsidiaries of $1,500,000 or more or (B) aggregate payments by the Company and its Subsidiaries of $2,000,000 or more (it being understood that for purposes of calculating the amount of any such payments with respect to any master purchase agreements, only payments under currently active purchase orders shall be included in such calculation);

(xi) any Collective Bargaining Agreement; and

(xii) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would have a Company Material Adverse Effect and is not disclosed pursuant to clauses (i) through (xi) above.

(b) Section 4.12(b) of the Company Disclosure Letter contains a complete and accurate list of all Material Contracts that are in addition to those listed in any of the SEC Reports. True and complete copies of all Material Contracts (including all exhibits and schedules thereto, but excluding any purchase orders issued under master purchase agreements) have been (i) publicly filed with the SEC or (ii) made available to LKQ and Parent.

(c) Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, enforceable against the Company or each such Subsidiary of the Company party thereto, as the case may be, in accordance with its terms, subject to the Enforceability Limitations, and neither the Company nor any of its Subsidiaries that is a party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, the Company has not received written notice from any other party to any Material Contract that such third party intends to terminate such Material Contract.

4.13 Real Property.

(a) As of the date of this Agreement, neither the Company nor any of its Subsidiaries owns any real property or any contractual right, option or obligation to acquire any real property.

(b) Section 4.13(b) of the Company Disclosure Letter contains a complete and accurate list of all of the existing leases, subleases or other agreements (collectively, the “Leases”) under which the Company or any of its Subsidiaries, as of the date of this Agreement, uses or occupies any real property (such property, the “Leased Real Property”). The Company and/or its Subsidiaries have good and valid leasehold estates in each Leased Real Property, free and clear of all Liens other than Permitted Liens. All rents, royalties and other payments due from the Company or any of its Subsidiaries on each of the Leases has been paid in full, except for payments which are not yet delinquent and are accrued on the Company’s financial statements. Neither the Company nor any of its Subsidiaries is in material default of any of its obligations under any Lease, and, to the Knowledge of the Company, no events exist which upon the passage of time or the giving of notice or both would constitute a material default thereunder or otherwise would entitle the other party to any Lease to issue a notice of default. True, correct, and complete copies of each Lease together with any and all amendments, modifications, side agreements, acknowledgements or other documents related thereto have been provided to LKQ and Parent. Except as set forth in Section 4.13(b) or Section 4.13(c) of the Company Disclosure Letter, with respect to each Leased Real Property: (i) the Lease is legal, valid, binding and in full force and effect; (ii) the other party to such Lease is not an Affiliate of the Company or its Subsidiaries; (iii) neither the Company nor any of its Subsidiaries has subleased, licensed, or otherwise granted any Person the right to use or occupy the Leased Property or any portion thereof; (iv) neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other encumbrance in such Lease or any interest therein; and (v) neither the Company nor any of its Subsidiaries has received any written notice that a landlord, sublandlord or other party to any Lease is in default of any ground lease, mortgage, deed of trust, collateral assignment or other lien affecting the title to the Leased Property.

(c) Section 4.13(c) of the Company Disclosure Letter contains a complete and accurate list of all of the existing Leases granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, any portion of the Leased Real Property.

4.14 Personal Property and Assets. The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries (the “Assets”) are, in the aggregate, sufficient to carry on their respective businesses in all material respects as presently conducted, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such Assets that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens other than Permitted Liens.

4.15 Intellectual Property.

(a) Section 4.15(a) of the Company Disclosure Letter lists (i) all Company Registered Intellectual Property Rights, including the applicable number, registration number or application number, date of filing and issuance, the jurisdiction in which each item of Company Registered Intellectual Property Rights has been issued, filed, or recorded, and the present status thereof (if other than “issued” or “pending”), (ii) all Domain Names used by the Company, including the corresponding registrant, (iii) all social media accounts used by the Company or its Subsidiaries, including the corresponding registration, and (iv) any claims, suits, actions, or other legal proceedings pending with respect to any Company Registered Intellectual Property Rights, including the identities of the parties, the filing or docket number if applicable, the venue, and the present status thereof. To the Knowledge of the Company each item of Company Registered Intellectual Property Rights is subsisting, valid and enforceable, all necessary registration, maintenance and renewal fees currently due have been paid, and all necessary documents, recordations and certificates have been filed, for the purpose of maintaining such Company Registered Intellectual Property Rights, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Section 4.15(b) of the Company Disclosure Letter lists as of the date hereof all material Contracts currently in effect to which the Company or any of its Subsidiaries is a party under which any third Person has granted or transferred to the Company or any of its Subsidiaries, or the Company or any of its Subsidiaries has granted or transferred to any third Person, any license or other right, title or interest in or to Intellectual Property Rights (each, a “Company IP Contract”), provided that none of the following shall be or constitute a Company IP Contract: (i) Contracts entered into in the ordinary course of business concerning Intellectual Property Rights that are available on commercially reasonable terms to the general public and which have an aggregate value of less than $100,000 over the life of the Contract; (ii) non-disclosure agreements or customary Contracts with contractors or vendors providing products or services to the Company or any of its Subsidiaries; and (iii) Contracts that are not material with respect to the Company and its Subsidiaries considered as a whole.

(c) Except as indicated in Section 4.15(c) of the Company Disclosure Letter, the Company or its Subsidiaries own, and have good and marketable title to, the Company Registered Intellectual Property Rights and all material Company Intellectual Property Rights which are owned or purported to be owned by the Company or any of its Subsidiaries, free and clear of Liens other than (i) Permitted Liens and (ii) encumbrances, licenses, restrictions or other obligations expressly set forth in any of the Company IP Contracts. Except as indicated in Section 4.15(c) of the Company Disclosure Letter, to the Knowledge of the Company, the Company or its Subsidiaries owns or has sufficient rights to use all Intellectual Property Rights used by the Company or its Subsidiaries in, and material to, the conduct of the Company’s or its Subsidiaries’ business as currently conducted.

(d) The Company and each of its Subsidiaries take reasonable steps to maintain the secrecy of Confidential Information from which the Company or any of its Subsidiaries derive independent economic value, actual or potential, from the Confidential Information not being generally known, except where any failures would not have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no officer or employee of the Company or any of its Subsidiaries is subject to any agreement with any other Person which requires such officer or employee to assign any interest in any (i) Company Intellectual Property Rights or (ii) Intellectual Property conceived and/or reduced to practice by such officer or such employee in the course of their employment at the Company or any of its Subsidiaries, to any Person other than the Company or any of its Subsidiaries.

(e) Except as set forth in Section 4.15(e) of the Company Disclosure Letter, no action, suit or other legal proceeding is pending that alleges, and since January 1, 2013 no Person has asserted, in writing, to the Company, that any of its products infringe upon, misappropriate or otherwise violate the Intellectual Property Rights of a third Person. Neither the Company nor any of its Subsidiaries is subject to any Order or other consent, settlement, judgment or similar litigation-related or adversarial-related obligation that materially restricts or materially impairs the use by the Company or any of its Subsidiaries of any material Company Intellectual Property Rights.

(f) Except as set forth in Section 4.15(f) of the Company Disclosure Letter, since January 1, 2013, neither the Company nor any of its Subsidiaries has asserted or threatened in writing any claim against any third Person alleging any infringement, misappropriation or violation of, or conflict with, any Company Intellectual Property Rights.

(g) Except as set forth in Section 4.15(g) of the Company Disclosure Letter, the execution and delivery of this Agreement will not result in (i) any Person having the right to terminate any Company IP Contract, or (ii) the imposition of any Lien on any Company Intellectual Property Rights other than Permitted Liens and encumbrances, licenses, restrictions or other obligations arising under any of the Company IP Contracts.

4.16 Tax Matters.

(a) The Company and each of its Subsidiaries (i) have timely filed (taking into account any valid extensions of time in which to file) all U.S. federal, state, local and non-U.S. returns, estimates, claims for refund, information statements and reports or other similar documents required to be filed with respect to Taxes with any Governmental Authority (including amendments, schedules, or attachments thereto) relating to any and all Taxes (“Tax Returns”) required to be filed by any of them and all such Tax Returns were true, correct and complete in all material respects, and (ii) have paid, or have adequately reserved in accordance with GAAP on the most recent financial statements contained in the Company SEC Reports for the payment of, all material Taxes required to be paid through the Company Balance Sheet Date. Neither the Company nor any of its Subsidiaries has incurred any Liabilities for material Taxes since the Company Balance Sheet Date other than in the ordinary course of business or in connection with the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax, which waiver or extension has not yet expired.

(b) The Company and each of its Subsidiaries have timely paid or withheld with respect to their Employees and any independent contractors (and paid over any amounts withheld to the appropriate Taxing authority) all material Taxes required to be paid or withheld.

(c) There are no material audits or administrative or judicial proceedings pending, or to the Company’s Knowledge, threatened or proposed in writing (tentatively or definitely), against or regarding Taxes of the Company or any of its Subsidiaries, or with respect to the assets of the Company or any of its Subsidiaries.

(d) The Company is not and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(e) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

(f) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction,” within the meaning of Treas. Reg. § 1.6011-4, as in effect at the relevant time (or any comparable Laws of jurisdictions other than the United States).

(g) None of the Company nor any of its Subsidiaries is (i) a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company), (ii) a party to any Tax sharing, indemnification or allocation agreement (other than any such agreement with service providers, customers, vendors, creditors or lessors entered into in the ordinary course of business, the principal purpose of which is not to address Tax matters), nor does the Company or any of its Subsidiaries owe any material amount under any such agreement or (iii) liable for the Taxes of any person (other than any member in an affiliated or other similar group the common parent of which is the Company) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or by Contract (other than any Contract with service providers, customers, vendors, creditors or lessors entered into in the ordinary course of business, the principal purpose of which is not to address Tax matters).

(h) There is no jurisdiction in which the Company does not file a Tax Return that has asserted in writing that the Company is required to file a Tax Return in such jurisdiction.

(i) The Company has complied in all material respects with record maintenance requirements under Section 482 of the Code and similar provisions of foreign Tax law in connection with material related party transactions among or between the Company and one or more Subsidiaries (or among or between Subsidiaries).

4.17 Employee Plans and Agreements.

(a) Section 4.17(a) of the Company Disclosure Letter sets forth a complete and accurate list of each (i) “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, (ii) standard employment, individual consulting or other compensation agreement and any employment, individual consulting or other compensation agreements that differ from such standard terms and (iii) other employment, bonus, stock option, stock purchase or other equity-based benefit, incentive compensation, commission, profit sharing, savings, retirement, disability, vacation, sick leave, deferred compensation, severance, salary continuation, termination, retention, change of control and other similar fringe, welfare or other employee benefit plan, program, agreement, contract, policy or binding arrangement (whether or not in writing) maintained, entered into or contributed to by the Company, a Subsidiary or any of their respective ERISA Affiliates, or with respect to which the Company or any of its Subsidiaries has or could have any Liability, for the benefit of any current or former employee or director of the Company or any of its Subsidiaries (each, an “Employee Plan” and collectively, the “Employee Plans”).

(b) With respect to each Employee Plan, to the extent applicable the Company has made available to LKQ and Parent complete and accurate copies of (A) the most recent annual report on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto, (B) the most recent determination letter or opinion letter, if any, from the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code, (C) the plan documents and any amendments thereto, summary plan descriptions and summaries of material modifications, or a written description of the terms of any Employee Plan that is not in writing, (D) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements and (E) any written notices to or from the IRS, DOL, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to any compliance issues in respect of any such Employee Plan.

(c) No Employee Plan is, and none of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates maintains, contributes to, is required to contribute to, or participates in, nor has maintained, contributed to, been required to contribute to or has participated in during the five-year period immediately preceding the date of this Agreement, (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA), (iii) a plan subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(d) Each Employee Plan has, in all material respects, been maintained, operated and administered in compliance with its terms and applicable Law, including the applicable provisions of ERISA and the Code; and all contributions, premiums and other payments required to be made with respect to any Employee Plan have been timely made, accrued or reserved for.

(e) Each Employee Plan that is subject to Section 409A of the Code has at all times been established, operated and administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code or an exemption therefrom. The Company does not have any obligations to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest, or penalties incurred under Section 409A of the Code.

(f) As of the date hereof, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened in writing on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(g) None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Employee Plan or for which the Company or any of its Subsidiaries has any indemnification obligation.

(h) No Employee Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA provides benefits to former employees of the Company or its ERISA Affiliates, other than pursuant to Section 4980B of the Code or any similar Law.

(i) Each Employee Plan that is intended to be “qualified” under Section 401 of the Code may rely on a prototype opinion letter or has received a favorable determination letter from the IRS to such effect, and any trusts intended to be exempt from federal income taxation under the Code are so exempt and, to the Company’s Knowledge, no facts or circumstances have occurred that are reasonably likely to cause the loss of such qualification or exemption, or the imposition of any liability, penalty or Tax under ERISA or the Code.

(j) Except as provided in Section 3.7(d) and Section 3.7(e) of this Agreement, or as set forth in Section 4.17(j) of the Company Disclosure Letter, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent events) will (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former director, employee or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) require any contributions or payments to fund any obligations under any Employee Plan, or (v) limit or restrict the right of the Company to merge, amend, or terminate any Employee Plan.

(k) Except as required by applicable Law or the terms of any Employee Plan as in effect on the date hereof, neither the Company nor any of its Subsidiaries has any plan or commitment to amend in any material respect or establish any new Employee Plan or to materially increase any benefits under any Employee Plan.

(l) No amount paid or payable by the Company or any Subsidiary of the Company in connection with the transactions contemplated hereby will be an “excess parachute payment” within the meaning of Section 280G of the Code. No person is entitled to receive any additional payment (including any tax gross-up payment) from the Company or any of its Subsidiaries as a result of the imposition of additional taxes under Section 4999 of the Code. The Company has made available to LKQ and Parent true and complete copies of any Code Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated by this Agreement.

(m) The parties acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment compensation, severance and other employee benefit plans of the Company, including the Employee Plans (collectively, the “Arrangements”), to certain Company Stockholders and holders of other Company Securities. The Compensation Committee of the Company Board (the “Company Compensation Committee”) (i) at a meeting to be held prior to the Acceptance Time, will duly adopt resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (an “Employment Compensation Arrangement”) (A) each Arrangement presented to the Company Compensation

Committee on or prior to the date hereof, and (B) the treatment of the Company Options and Company Restricted Shares in accordance with the terms set forth in this Agreement, and (ii) will take all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing arrangements. Each member of the Company Compensation Committee is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act.

4.18 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, labor union contract, trade union agreement, or any other labor-related agreement or arrangement with any labor union, trade union, labor organization or works council (each a “Collective Bargaining Agreement”), nor does the Company or any of its Subsidiaries recognize any labor union, trade union, labor organization, works council, or any other employee representative body (“Union”) for collective bargaining purposes. To the Knowledge of the Company, there are no activities or proceedings of any Union to organize any employees of the Company or any of its Subsidiaries pending or threatened. No Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries. There is no material labor dispute, strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened, and there has been no such action in the last three (3) years.

(b) To the Knowledge of the Company, the Company and each of its Subsidiaries has complied in all material respects with applicable Laws and Orders with respect to employment and employment practices, including but not limited to terms and conditions of employment, wage and hour requirements, child labor, correct classification of independent contractors/employees, correct classification of employees, including classification as exempt/non-exempt, immigration, discrimination in employment, disability rights or benefits, equal opportunity, employee health and safety, collective bargaining, workers’ compensation, employee leave issues, unemployment insurance, plant closures and layoffs, affirmative action, and termination of employment.

(c) The Company and each of its Subsidiaries have withheld all amounts required by applicable Law to be withheld from the wages, salaries, and other payments to employees, and are not liable for any material amounts due to arrears of wages, unpaid salaries, benefits or other payments to employees, or any taxes or any penalty for failure to comply with any of the foregoing. Neither the Company nor any of its Subsidiaries is liable for any material amounts for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business consistent with past practice).

(d) The Company has made available to LKQ and Parent a list of all employees of the Company and its Subsidiaries whose annual compensation in calendar 2014 exceeded $75,000, as well as each such employee’s (i) position or brief job description; (ii) work location; (iii) date of commencement and date of recognized service (if different) with the Company; (iv) whether the employee is classified as exempt or non-exempt under the Fair Labor Standards Act (if applicable); (v) annual salary; and (vii) other annual cash compensation (including compensation payable pursuant to bonus, incentive, deferred compensation, commission or similar arrangements) paid or accrued by the Company for each such employee’s service with the Company in calendar 2014. The Company and Company Subsidiaries have paid in full to all current and former employees all wages, salaries, bonuses, vacation and other paid time off, commissions, incentives, and other payments due and have reserved in their books of account all such payments due but not yet payable.

(e) Except as set forth in Section 4.18(e) of the Company Disclosure Letter, since January 1, 2013, neither the Company nor any of its Subsidiaries has received written notice of any of the following and, to the Knowledge of the Company none of the following are pending or threatened: (i) any complaints, grievances or arbitrations arising out of any Collective Bargaining Agreement or any other unfair labor practice charges, complaints, grievances or arbitration procedures against them, (ii) any charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission, Equality and Human Rights Commission, Health and Safety Executive or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iii) the intention of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, other non-material audits by Governmental Authorities conducted in the ordinary course of business, or (iv) any complaint, lawsuit or other proceeding pending in any forum, or threatened in writing, against the Company or any of its Subsidiaries by or on behalf of any present or former employee thereof or any applicant for employment therewith.

(f) To the Knowledge of the Company, no employee or former employee of the Company or its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, non-competition agreement, or restrictive covenant: (i) to the Company or any of its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

(g) To the Knowledge of the Company, no employee of the Company or its Subsidiaries at the level of Vice President or above currently intends to terminate his or her employment.

4.19 Permits. Section 4.19 of the Company Disclosure Letter sets forth a true, correct and complete list of all the material Permits owned or held by the Company and its Subsidiaries required to conduct their businesses as currently conducted or to use and occupy each Leased Real Property for the business currently being conducted thereon. (a) The Company and its Subsidiaries hold, and are in compliance with the terms of, all such Permits, and (b) all such Permits are valid and in full force and effect, and, to the Knowledge of the Company, no revocation, non-renewal, adverse modification, suspension or cancellation of any such Permits is pending or threatened, except, in each case, for such failures to hold, revocations, non-renewals, adverse modifications, suspensions or cancellations that would not have, individually or in the aggregate, a Company Material Adverse Effect. Neither the transactions contemplated by this Agreement, nor to the Company’s Knowledge, any other event has occurred that, with or without notice or lapse of time or both, would or would reasonably be expected to result in the revocation, suspension, cancellation, lapse or limitation of any such Permits.

4.20 Compliance with Laws; Regulatory Matters.

(a) Except for instances of noncompliance that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries is, and at all times during the last five (5) years has been, in compliance with all Laws and Orders applicable to the Company and its Subsidiaries, provided, however, that no representation or warranty is being made in this Section 4.20(a) with respect to (i) compliance with the Securities Act and the Exchange Act, (ii) intellectual property and related matters, which are covered solely in Section 4.15, (iii) applicable Laws with respect to Taxes, which are covered solely in Section 4.16, (iv) ERISA and other employee benefit-related matters, which are covered solely in Section 4.17, (v) labor Law matters, which are covered solely in Section 4.18, or (vi) Environmental Laws, which are covered solely in Section 4.21.

(b) The Company and each of its Subsidiaries is, and at all times during the last five (5) years has been, in material compliance with the Foreign Corrupt Practices Act of 1977, as amended, and any rules or regulations thereunder, and any comparable foreign Law or statute.

(c) Neither the Company nor any of its Subsidiaries is party to any corporate integrity agreements, monitoring agreements, deferred prosecution agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Authority and, to the Company’s Knowledge, no such action is currently contemplated, proposed or pending.

4.21 Environmental Matters.

(a) The Company and its Subsidiaries are, and for the past five years have been, in compliance with all applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all Permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries as presently conducted, except for such matters as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) To the Company’s Knowledge, there are no actions, activities, circumstances, facts, conditions, events or incidents, including the presence of any Hazardous Substance, which would be reasonably likely to form the basis of any material Environmental Claim against the Company or any of its Subsidiaries, or against any Person whose liability for such Environmental Claims the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of Law.

(c) Neither the Company nor any of its Subsidiaries is a party to or is the subject of any pending, or to the Knowledge of the Company threatened, Environmental Claim (except for such matters as would not have, individually or in the aggregate, a Company Material Adverse Effect), and to the Knowledge of the Company, no such Environmental Claim is pending or threatened against any Person whose liability for such Environmental Claims the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of Law.

(d) The Company has delivered or otherwise made available for inspection to LKQ and Parent true, complete and correct copies and results of any reports, data, investigations, audits, assessments (including Phase I environmental site assessments and Phase II environmental site assessments), studies, analyses, tests or monitoring in the possession or control of the Company or any of its Subsidiaries pertaining to: (i) any unresolved Environmental Claims; (ii) any Hazardous Substances in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries; or (iii) the Company’s or any of its Subsidiaries’ compliance with applicable Environmental Laws, except in each case for such matters as would not have, individually or in the aggregate, a Company Material Adverse Effect.

4.22 Litigation. There is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, in either case, that would have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any outstanding material Order.

4.23 Insurance. The Company and its Subsidiaries have all material policies of insurance covering the Company and its Subsidiaries, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, in forms and amounts that are customarily carried by companies in the United States conducting business similar to that of the Company and which, to the Company’s Knowledge, is adequate for the operation of its business. All such insurance policies are in full force and effect, no written notice of cancellation has been received, and, to the Knowledge of the Company, there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for failures to be in full force and effect or such defaults that would not have, individually or in the aggregate, a Company Material Adverse Effect. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there has been no written threatened termination of any such policies.

4.24 Related Party Transactions. Except as set forth in Section 4.24 of the Company Disclosure Letter, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly-owned Subsidiary of the Company, on the other hand, that would be required to be disclosed and is not disclosed pursuant to Item 404 of Regulation S-K under the Securities Act in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

4.25 Brokers. Except for Robert W. Baird & Co. Incorporated and Duff & Phelps, LLC (the “Company Financial Advisors”), there is no, and will be no, financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company, any of its officers, directors or employees or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

4.26 Opinion of Financial Advisor. The Company Board has received the written opinion of Duff & Phelps, LLC to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the review undertaken in preparing such opinion as set forth or referred to therein, the consideration consisting of $5.50 per Company Share to be paid to the holders of Company Shares (other than holders of Cancelled Company Shares, shares held by any Affiliate of Parent and Dissenting Shares) pursuant to this Agreement is fair, from a financial point of view, to such holders.

4.27 State Anti-Takeover Statutes. Assuming that the representations of LKQ, Parent and Acquisition Sub set forth in this Agreement are true, accurate and complete, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Law are not applicable to this Agreement and the transactions contemplated hereby. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Offer or the Merger or the other transactions contemplated hereby. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company’s certificate of incorporation and bylaws is, or at the Effective Time will be, applicable to the shares of Company Stock, the Merger or the other transactions contemplated by this Agreement.

4.28 Product Warranty. Except as set forth in Section 4.28 of the Company Disclosure Letter and otherwise in the ordinary course of business consistent with past practice, (i) there are no product warranty claims currently pending or, to the Company’s Knowledge, threatened in writing against the Company or any of its Subsidiaries in amounts, in the aggregate, materially in excess of the warranty reserves established by the Company; and (ii) there have been no material product warranty claims made in writing against the Company or any of its Subsidiaries in the past two (2) years.

4.29 Customers and Suppliers

(a) Neither the Company nor any of its Subsidiaries has, nor has had in the past two years, a material grievance or dispute with any of its top ten customers who has paid aggregate consideration to the Company or one of its Subsidiaries for each of the two most recent fiscal years, nor has any such customer materially reduced its relationship with the Company or any of its Subsidiaries in the past two years.

(b) Neither the Company nor any of its Subsidiaries has received any written or verbal notice that any of its top ten suppliers or vendors to whom the Company or one of its Subsidiaries has paid consideration for goods or services rendered for each of the two most recent fiscal years has ceased, or intends to cease, to supply goods or services to the Company or any of its Subsidiaries or to otherwise terminate or materially reduce its relationship with the Company or any of its Subsidiaries.

4.30 Schedule TO; Schedule 14D-9.

(a) Any information provided in writing by the Company or any of its directors, officers, employees, Affiliates, agents or other representatives for inclusion or incorporation by reference in the Schedule TO or the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The Schedule 14D-9 will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act. The Schedule 14D-9, when filed with the SEC and on the date first disseminated to the Company Stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by or on behalf LKQ, Parent or Acquisition Sub or any of their directors, officers, employees, Affiliates, agents or other representatives for inclusion or incorporation by reference in the Schedule 14D-9.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF

LKQ, PARENT AND ACQUISITION SUB

LKQ, Parent and Acquisition Sub hereby represent and warrant to the Company as follows:

5.1 Organization; Good Standing. LKQ is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Pennsylvania. Acquisition Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of LKQ, Parent and Acquisition Sub has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of LKQ, Parent and Acquisition Sub is in compliance with the provisions of their respective certificates of incorporation and bylaws in all material respects.

5.2 Corporate Power; Enforceability. Each of LKQ, Parent and Acquisition Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform their respective covenants and obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by LKQ, Parent and Acquisition Sub of this Agreement, the performance by LKQ, Parent and Acquisition Sub of their respective covenants and obligations hereunder and the consummation by LKQ, Parent and Acquisition Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of LKQ, Parent and Acquisition Sub, and no additional corporate proceedings on the part of LKQ, Parent or Acquisition Sub are necessary to authorize the execution and delivery by LKQ, Parent and Acquisition Sub of this Agreement, the performance by LKQ, Parent and Acquisition Sub of their respective covenants and obligations hereunder or the consummation by LKQ, Parent and Acquisition Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of LKQ, Parent and Acquisition Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of LKQ, Parent and Acquisition Sub, enforceable against each in accordance with its terms, subject to the Enforceability Limitations.

5.3 Non-Contravention. The execution and delivery by LKQ, Parent and Acquisition Sub of this Agreement, the performance by LKQ, Parent and Acquisition Sub of their respective covenants and obligations hereunder and the consummation by LKQ, Parent and Acquisition Sub of the transactions contemplated hereby do not and will not (a) violate or conflict with any provision of the certificates of incorporation or bylaws of LKQ, Parent or Acquisition Sub, (b) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which LKQ, Parent or Acquisition Sub is a party or by which LKQ, Parent, Acquisition Sub or any of their properties or assets may be bound, (c) assuming the Consents referred to in Section 5.4 are obtained or made, violate or conflict with any Law or Order applicable to LKQ, Parent or Acquisition Sub or by which any of their properties or assets are bound or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of LKQ, Parent or Acquisition Sub, except in the case of each of clauses (b), (c) and (d) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, prevent, materially delay or materially impair the ability of LKQ, Parent or Acquisition Sub to consummate the Merger and the other transactions contemplated hereby or the performance by LKQ, Parent or Acquisition Sub of their respective covenants and obligations hereunder.

5.4 Required Approvals. No Consent of any Governmental Authority or other Person is required on the part of LKQ, Parent, Acquisition Sub or any of their Affiliates in connection with the execution and delivery by LKQ, Parent and Acquisition Sub of this Agreement, the performance by LKQ, Parent and Acquisition Sub of their respective covenants and obligations hereunder and the consummation by LKQ, Parent and Acquisition Sub of the transactions contemplated hereby, except (a) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business, (b) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act, and (c) such other Consents, the failure of which to obtain would not, individually or in the aggregate, prevent, materially delay or materially impair the ability of LKQ, Parent or Acquisition Sub to consummate the Merger and the transactions contemplated hereby or the performance by LKQ, Parent or Acquisition Sub of their respective covenants and obligations hereunder.

5.5 Litigation. As of the date hereof there are no Legal Proceedings pending or, to the knowledge of LKQ or Parent, threatened against or affecting LKQ, Parent or Acquisition Sub or any of their respective properties that would, individually or in the aggregate, prevent, materially delay or materially impair the ability of LKQ, Parent or Acquisition Sub to consummate the transactions contemplated hereby or the performance by LKQ, Parent or Acquisition Sub of their respective covenants and obligations hereunder. Neither LKQ, Parent nor Acquisition Sub is subject to any outstanding Order that would, individually or in the aggregate, prevent, materially delay or materially impair the ability of LKQ, Parent or Acquisition Sub to consummate the transactions contemplated hereby or the performance by LKQ, Parent or Acquisition Sub of their respective covenants and obligations hereunder.

5.6 Schedule TO; Schedule 14D-9.

(a) The Schedule TO and the Offer Documents will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Laws. The Schedule TO and the Offer Documents, when filed with the SEC and on the date first published, sent or given to the Company Stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by LKQ, Parent or Acquisition Sub with respect to information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Schedule TO or the Offer Documents.

(b) Any information provided in writing by Parent or Acquisition Sub or any of their directors, officers, employees, Affiliates, agents or other representatives for inclusion or incorporation by reference in the Schedule 14D-9 shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

5.7 Ownership of Company Capital Stock. Neither LKQ, Parent nor Acquisition Sub is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203(c) of the DGCL (other than as contemplated by this Agreement). Neither LKQ, Parent nor Acquisition Sub owns any Company Shares. None of LKQ, Parent, Acquisition Sub nor any of their Affiliates directly or indirectly owns any Company Shares as of the date hereof, other than shares beneficially owned through benefit or pension plans.

5.8 Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of LKQ, Parent or Acquisition Sub.

5.9 Operations of Acquisition Sub. Acquisition Sub is a wholly owned subsidiary of Parent that was formed solely for the purpose of engaging in the transactions contemplated hereby. Prior to the Effective Time, Acquisition Sub will not have engaged in any other business activities and will have incurred no Liabilities other than as contemplated by this Agreement.

5.10 Funds. LKQ and Parent currently have, and at all times from and after the date hereof and through the Acceptance Time and the Effective Time will have, available to them, and Acquisition Sub will have as of the Acceptance Time and at and as of the Closing, sufficient funds for the satisfaction of all of LKQ’s, Parent’s and Acquisition Sub’s obligations under this Agreement, including the payment of the aggregate Offer Price and Merger Consideration and the consideration in respect of the Company Options and Company Restricted Shares and to pay all related fees and expenses. LKQ’s, Parent’s and Acquisition Sub’s obligations hereunder, including their obligations to consummate the Merger, are not subject to a condition regarding LKQ’s, Parent’s or Acquisition Sub’s obtaining of funds to consummate the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS OF THE COMPANY

6.1 Interim Conduct of Business.

(a) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 6.1(a) of the Company Disclosure Letter, or (iii) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Acceptance Time, each of the Company and each of its Subsidiaries shall (A) carry on its business in all material respects in the usual, regular and ordinary course consistent with the manner as heretofore conducted, and (B) use its commercially reasonable efforts, consistent with past practices and policies, to keep available the services of the current officers, key employees and consultants of the Company and each of its Subsidiaries, and preserve the current relationships of the Company and each of its Subsidiaries with customers, suppliers and other Persons with whom the Company or any of its Subsidiaries has significant business relations.

(b) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 6.1(b) of the Company Disclosure Letter, or (iii) as approved in writing by Parent (which approval will not be unreasonably withheld, conditioned or delayed, it being agreed that Parent shall be deemed to have given its approval if Parent fails to respond to a written request for approval within five (5) Business Days of receipt of the request), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Acceptance Time, the Company shall not do any of the following and shall not permit any of its Subsidiaries to do any of the following (it being understood and hereby agreed that if any action is expressly permitted by any of the following subsections, such action shall be expressly permitted under Section 6.1(a)):

(i) amend its certificate of incorporation or bylaws or comparable organizational documents;

(ii) issue, sell, pledge, dispose of, grant, deliver, transfer, encumber, or agree, authorize, or commit to issue, sell, pledge or dispose of, grant, deliver, transfer, or encumber (in each case, whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), any Company Securities or any Subsidiary Securities, except for (A) the issuance and sale of Company Shares upon the exercise of Company Options, or the settlement of Company Restricted Shares, in each case, outstanding as of the date hereof or issued after the date hereof in compliance with the terms of this Section 6.1(b), and (B) grants to newly hired employees of Company Options issued in the ordinary course of business consistent with past practice, with a per share exercise price that is no less than the then-current market price of a share of Company Common Stock;

(iii) directly or indirectly repurchase or redeem any Company Securities or Subsidiary Securities, except (A) repurchases of Company Securities pursuant to the terms and conditions of or applicable to Company Options or Company Restricted Shares outstanding as of the date hereof or issued after the date hereof in compliance with the terms of this Section 6.1(b) and (B) in connection with Tax withholdings and exercise price settlements upon the exercise of Company Options or the settlement of Company Restricted Shares;

(iv) (A) split, combine, subdivide, reclassify, directly or indirectly, any shares of its capital stock or securities convertible or exchangeable into or exercisable for any share of its capital stock, (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock, except for cash dividends made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its wholly-owned Subsidiaries, or (C) enter into any agreement with respect to the voting of its capital stock;

(v) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(vi) (A) incur or assume any long-term or short-term debt for borrowed monies or issue any debt securities in excess of $100,000 individually or $300,000 in the aggregate, except for (1) debt incurred in the ordinary course of business consistent with past practice under the Company’s letters of credit, lines of credit or credit facilities in effect on the date hereof in amounts not prohibited under the Company’s credit facility and (2) loans or advances between the Company and any direct or indirect Subsidiaries, or between any direct or indirect Subsidiaries in the ordinary course of business consistent with past practice and permitted under the Company’s credit facility, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except (1) such liabilities incurred in the ordinary course of business consistent with past practice and permitted by the Company’s credit facility, and (2) with respect to obligations of direct or indirect Subsidiaries of the Company, (C) make any loans, advances or capital contributions to or investments in any other Person (other than the Company or any direct or indirect Subsidiaries), except for business expense advances in the ordinary course of business consistent with past practice to employees of the Company or any of its Subsidiaries, or (D) mortgage or pledge any of its or its Subsidiaries’ material assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens); provided that any debt so incurred must be voluntarily prepayable without material premium or penalties;

(vii) except as may be required by applicable Law, the terms of any Employee Plan as in effect on the date hereof, the terms of any Company Options or Restricted Shares outstanding on the date hereof or that may be granted hereafter as permitted by this Agreement, or the terms of any other agreement to which the Company is a party on the date hereof:

(A) enter into, adopt, materially amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, incentive, compensation, severance, retention, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer or employee in any manner, except, in any such case, with respect to Company Options granted pursuant to Section 6.1(b)(ii) hereof or pursuant to agreements entered into with non-officer employees hired or promoted to fill vacancies after the date of this Agreement, with a base salary and cash incentive compensation opportunity not to exceed 125% of the base salary and cash incentive compensation of the employee being replaced, in the ordinary course of business consistent with past practice; or

(B) increase the compensation or benefits payable or provided, or to become payable or provided to any director, officer or employee (other than salary or wage rate increases, and incentive compensation increases for employees or employees hired or promoted to fill vacancies in the ordinary course of business consistent with past practice pursuant to Section 6.1(b)(vii)(A)), pay or agree to pay any special bonus or special remuneration to any director, officer or employee, or pay or agree to pay any benefit not required by any Employee Plan or other plan, or arrangement or agreement as in effect as of the date hereof;

(viii) hire, terminate or transfer any (A) officer, vice president or similar employee with senior management responsibilities with respect to the operation of the Company’s business, or (B) other than in the ordinary course of business consistent with past practice, hire any non-officer or non-vice president or similar employee;

(ix) settle any pending or threatened material Legal Proceeding, except for the settlement of any Legal Proceeding that (A) is reflected or reserved against in the Company Balance Sheet, or (B) that does not result in payment by the Company or its Subsidiaries in excess of $100,000 individually or $350,000 in the aggregate;

(x) license, disclose, sell, lease, transfer, abandon, let lapse, encumber, subject to any Lien (other than a Permitted Lien) or otherwise dispose of any material Company Intellectual Property Rights, other than licenses and disclosures in the ordinary course of business consistent with past practice;

(xi) except as may be required as a result by applicable Law or GAAP, make any material change in any of the accounting principles, policies, procedures or practices used by it;

(xii) except as required by applicable Law, (A) make, revoke, or change any material Tax election of the Company or any of its Subsidiaries, or with respect to the assets of the Company or any of its Subsidiaries, or (B) file any material amended Tax Return or material claim for refund of the Company or any of its Subsidiaries, or with respect to the assets of the Company or any of its Subsidiaries, or (C) enter into any closing agreement affecting any material Tax liability or material refund of the Company or any of its Subsidiaries, or (D) settle or compromise any material Tax liability or material refund of the Company or any of its Subsidiaries, or (E) consent to any extension or waiver of any statute of limitations with respect to any claim or assessment for material Taxes of the Company or any of its Subsidiaries, or with respect to the assets of the Company or any of its Subsidiaries, in each case, other than in the ordinary course of business;

(xiii) other than in the ordinary course of business consistent with past practice, (A) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any material equity interest therein or assets thereof or (B) sell, transfer, lease, license or otherwise dispose of any properties or assets of the Company or its Subsidiaries, which in either case are material to the Company and its Subsidiaries, taken as a whole;

(xiv) other than in the ordinary course of business consistent with past practice, enter into any Contract for the lease or purchase of real property or materially modify the terms of any Lease;

(xv) waive or provide any consent under any “standstill” or similar restrictions contained in any confidentiality or other agreements to which the Company or any of its Subsidiaries is a party; provided, however, that at any time prior to the Acceptance Date, the Company may waive or provide a consent under any “standstill” solely to permit a party to make a confidential Acquisition Proposal subject to the terms of, and only to the extent permitted by, Section 6.2 if the Company Board reasonably determines in good faith, after consultation with outside legal counsel, that the failure to take such actions could reasonably be expected to be inconsistent with the duties of the members of the Company Board under applicable Law and provided further that the Company shall not enforce and hereby waives any provision of any such confidentiality or other agreements that would prohibit a Person from requesting such termination, amendment, modification or waiver or from communicating confidentially an Acquisition Proposal to the Company Board;

(xvi) take any action to exempt or make any person (other than LKQ, Parent or Acquisition Sub) not subject to the provisions of Section 203 of the DGCL or any other potentially applicable anti-takeover or similar statute or regulation;

(xvii) other than in the ordinary course of business consistent with past practice, enter into, amend or modify in any material respect any Material Contract or Collective Bargaining Agreement; or

(xviii) enter into a Contract to take, or otherwise resolve or agree in any legally binding manner to take, any of the actions prohibited by this Section 6.1(b).

(c) Notwithstanding the foregoing, nothing in this Agreement is intended to give LKQ or Parent, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Acceptance Time. Prior to the Acceptance Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own respective businesses and operations.

6.2 No Solicitation.

(a) The Company and its Subsidiaries shall immediately cease any and all existing activities, discussions or negotiations with any Persons (other than LKQ, Parent and Acquisition Sub) conducted heretofore with respect to any proposal that constitutes or would reasonably be expected to lead to, any Acquisition Proposal.

(b) Subject to Section 6.2(c), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company and its Subsidiaries shall not, nor shall they authorize or knowingly permit any of their respective directors, officers or other employees, controlled Affiliates, or any investment banker, attorney or other authorized agent or representative retained by any of them (collectively, “Representatives”) to, directly or indirectly, (i) solicit, initiate, or knowingly encourage, or knowingly facilitate or assist, any proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish to any Person (other than LKQ, Parent, Acquisition Sub or any designees of LKQ, Parent or Acquisition Sub) any material non-public information relating to the Company or any of its Subsidiaries, or afford to any Person (other than LKQ, Parent, Acquisition Sub or any designees of LKQ, Parent or Acquisition Sub) access to the business, properties, assets, books, or records of the Company or any of its Subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or the intent to encourage, facilitate or assist, any proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person, or take any action, with respect to any proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal (provided, however, nothing contained herein shall prohibit a verbal interaction initiated by a Person on an unsolicited basis so long as the Company’s participation is solely to clarify the terms and conditions of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal), (iv) approve, endorse or recommend any Acquisition Proposal (except to the extent specifically permitted pursuant to Section 7.4(b)), or (v) enter into any letter of intent or similar document, or any Contract contemplating or otherwise relating to an Acquisition Transaction (other than an Acceptable Confidentiality Agreement). The Company agrees that it shall, as soon as practicable following the date hereof but in any event within three (3) Business Days, request of each Person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to return or destroy all Confidential Information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of the Company or any of its Subsidiaries, or Representatives.

(c) As promptly as practicable, and in any event within two (2) Business Days, following receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which the Company reasonably believes would lead to an Acquisition Proposal or for a waiver or release under any standstill or similar agreement, the Company shall provide Parent with oral and written notice of (i) the material terms and conditions of such Acquisition Proposal, request or inquiry, (ii) the identity of the Person or group (as defined under Section 13(d) of the Exchange Act) making such Acquisition Proposal, request or inquiry and (iii) a copy of all written proposals provided by such Person or group in connection with such Acquisition Proposal, request or inquiry. The Company shall keep Parent informed as promptly as practicable with respect to any changes to the material terms of an Acquisition Proposal submitted to the Company (and in any event within two (2) Business Days following the receipt of any such changes), including by providing a copy of all written proposals relating to any Acquisition Proposal. The Company shall provide Parent with notice as promptly as practicable, and in any event within the same day, of any meeting of the Company Board at which the Company Board is reasonably expected to engage in material discussions regarding any Acquisition Proposal.

(d) Notwithstanding anything to the contrary set forth in this Section 6.2 or elsewhere in this Agreement, prior to the Acceptance Time, the Company may request clarifications from, participate in discussions or negotiations with or furnish information to, any Person or group (as defined under Section 13(d) of the Exchange Act) (or its Representatives) in response to an unsolicited written Acquisition Proposal or written proposal that could reasonably be expected to lead to an Acquisition Proposal if (A) such action is taken subject to an Acceptable Confidentiality Agreement, and (B) the Company Board reasonably determines in good faith, after consultation with outside legal counsel, that the failure to take such actions could reasonably be expected to be inconsistent with its fiduciary duties under applicable Law. The Company shall promptly (and in any event within forty eight (48) hours) following the provision of any non-public information of the Company to any such Person, provide such information to Parent (including by posting such information to an electronic data room), to the extent such information has not previously been provided or made available to Parent.

(e) Without limiting the foregoing, the Company agrees that any willful or intentional and, in either case, knowing violation of the restrictions set forth in this Section 6.2 by any director, officer, financial advisor or outside counsel of the Company or any of its Subsidiaries (other than any such Person who is an Affiliate or employee of Parent) shall constitute a breach by the Company of this Section 6.2. Subject to Section 6.1(b)(xv), the Company shall enforce, to the fullest extent permitted under applicable Law, the provisions of any standstill, confidentiality or similar agreement entered into by it or any of its Subsidiaries or their respective Affiliates or Representatives, including where necessary, by seeking to obtain (i) injunctions to prevent breaches of such agreements and (ii) an order or orders of specific enforcement of the terms and provisions thereof in any court having jurisdiction.

ARTICLE VII

ADDITIONAL COVENANTS

7.1 Commercially Reasonable Efforts to Complete. Upon the terms and subject to the conditions set forth in this Agreement, each of LKQ, Parent, Acquisition Sub and the Company shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using commercially reasonable efforts to: (i) cause the conditions to the Offer set forth in Section 2.1(a) and Annex A to be satisfied and cause the conditions to the Merger set forth in Article VIII to be satisfied; (ii) obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities, that are necessary to enable it to consummate the Offer and the Merger; and (iii) obtain all necessary or appropriate consents, waivers and approvals required under any Material Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby so as to maintain and preserve the benefits under such Material Contracts following the consummation of the transactions contemplated by this Agreement. In addition to the foregoing, neither LKQ, Parent or Acquisition Sub, on the one hand, nor the Company, on the other hand, shall take any action, or fail to take any action, that is intended to, or would reasonably be expected to have the effect of, preventing, impairing, delaying or otherwise adversely affecting the consummation of the Offer or the Merger or the ability of such party to fully perform its obligations under the Agreement. Notwithstanding anything to the contrary herein, except for amounts that are not either individually or in the aggregate material, neither the Company, LKQ nor Parent shall be required prior to the Effective Time to pay any consent or other similar fee, “profit-sharing” or other similar payment or other consideration (including increased rent or other similar payments or any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or the provision of additional security (including a guaranty) or otherwise assume or agree to assume any Liability that is not conditioned upon the consummation of the Merger, to obtain any Consent, waiver or approval of any Person (including any Governmental Authority) under any Contract. Notwithstanding the above provisions of this Section 7.1, none of those provisions shall restrict the Company from taking any action permitted by Section 6.2 or Section 7.4 or from taking any other action that it is permitted to take or to refrain from taking pursuant to the express provisions of this Agreement.

7.2 Filings with Governmental Authorities.

(a) Each of LKQ, Parent and Acquisition Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall promptly inform the other of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with any filings or investigations with, by or before any Governmental Authority relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Authority, the parties hereto agree to (i) give each other reasonable advance notice of all meetings with any Governmental Authority relating to the Offer or the Merger, (ii) give each other an opportunity to participate in each of such meetings, (iii) keep the other party reasonably apprised with respect to any oral communications with any Governmental Authority regarding the Offer or the Merger, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Offer and the Merger, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the Offer and the Merger, (vi) provide each other (or counsel of each party, as appropriate) with copies of all written communications to or from any Governmental Authority relating to the Offer or the Merger, and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with respect to all efforts to satisfy the conditions set forth in clause (B)(1) of Annex A and Section 8.1(b). Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only basis to the extent required under applicable Law or to remove references concerning the valuation of the Company.

(b) Each of LKQ, Parent, Acquisition Sub and the Company shall cooperate with one another in good faith to (i) promptly determine whether any filings are required to be or should be made, and whether any other consents, approvals, permits or authorizations are required to be or should be obtained, from any Governmental Authority under any other applicable Law in connection with the transactions contemplated hereby, and (ii) promptly make any filings, furnish information required in connection therewith and seek to obtain timely any such consents, permits, authorizations, approvals or waivers that the parties determine are required to be or should be made or obtained in connection with the transactions contemplated hereby.

7.3 Merger. Following the consummation of the Offer, each of LKQ, Parent, Acquisition Sub and the Company shall take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable after the Acceptance Time, without a meeting of the stockholders of the Company, in accordance with Section 251(h) of the DGCL and upon the terms and subject to the conditions of this Agreement. In furtherance, and without limiting the generality, of the foregoing, neither Parent nor Acquisition Sub shall, and shall not permit and shall cause their respective Affiliates or Representatives not to, take any action that could render Section 251(h) of the DGCL inapplicable to the Merger.

7.4 Company Board Recommendation.

(a) Subject to the terms of Section 7.4(b) and Section 7.4(c), the Company Board shall recommend that the holders of Company Shares accept the Offer and tender their Company Shares to Acquisition Sub pursuant to the Offer (the “Company Board Recommendation”).

(b) Except as otherwise provided in this Agreement, neither the Company Board nor any committee thereof shall (x) withhold, withdraw, amend, modify or qualify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend, modify or qualify in a manner adverse to Parent, the Company Board Recommendation or (y) publicly approve, endorse or recommend an Acquisition Proposal (each of clauses (x) and (y), a “Company Board Recommendation Change”); provided, however, that a “stop, look and listen” communication by the Company Board or any committee thereof to the Company Stockholders pursuant to Rule 14d-9(f) of the Exchange Act, or any substantially similar communication, shall not be deemed to be a Company Board Recommendation Change. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to the Acceptance Time, in response to the receipt of a Superior Proposal or an Intervening Event, the Company Board may effect a Company Board Recommendation Change or terminate this Agreement pursuant to Section 9.1(e)(i) if all of the following conditions in clauses (i) through (iv) are met:

(i) A Superior Proposal with respect to the Company has been made and has not been withdrawn or an Intervening Event has occurred;

(ii) The Company shall have (A) delivered to Parent written notice (a “Change of Recommendation Notice”) at least four (4) Business Days prior to effecting such Company Board Recommendation Change, which notice shall state expressly (x) that it has received a Superior Proposal or an Intervening Event has occurred, (y) in the case of a Superior Proposal, the material terms and conditions of such Superior Proposal and the identity of the Person or group (as defined under Section 13(d) of the Exchange Act) making the Superior Proposal, or, in the case of an Intervening Event, the material facts and circumstances related such Intervening Event, and (z) that it intends to terminate this Agreement pursuant to Section 9.1(e)(i) or effect a Company Board Recommendation Change, and (B) in the case of a Superior Proposal, provided to Parent a copy of all written proposals provided by such Person or group in connection with such Superior Proposal (it being understood and agreed that delivery of a Change of Recommendation Notice shall not, by itself, be deemed to be a Company Board Recommendation Change);

(iii) The Company Board has concluded in good faith, after consultation with outside legal counsel, that the failure to effect a Company Board Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; and

(iv) The Superior Proposal or Intervening Event that is the subject of the Company Board Recommendation Change did not result from a material breach by the Company of any of the provisions set forth in Section 6.2 or this Section 7.4.

(c) During such four (4) Business Days after delivering the Change of Recommendation Notice, the Company shall provide Parent a reasonable opportunity to make such adjustments to the terms and conditions of this Agreement (the “Modified Terms”), and shall consider in good faith such Modified Terms. In the event Parent proposes Modified Terms, then, notwithstanding anything in Section 7.4(b) to the contrary, the Company Board may not terminate this Agreement pursuant to Section 9.1(e)(i) or effect a Company Board Recommendation Change unless and until the Company Board concludes in good faith, after considering the Modified Terms and consultation with outside legal counsel and financial advisors, that the failure to terminate this Agreement pursuant to Section 9.1(e)(i) or to effect a Company Board Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law. In the event that there is an amendment to the terms of any Superior Proposal (including any revision in the amount, form or mix of consideration the Company Stockholders would receive as a result of the Superior Proposal), the Company shall promptly and within one (1) Business Day notify Parent of such revision and provide Parent a reasonable opportunity to make additional Modified Terms and the period during which the Company shall consider and negotiate in good faith such additional Modified Terms with Parent shall be an additional three (3) Business Days after the time the Company provides notification to Parent of such revisions and the Company Board may not terminate this Agreement pursuant to Section 9.1(e)(i) or effect a Company Board Recommendation Change unless and until the Company Board concludes in good faith, after considering the additional Modified Terms and consultation with outside legal counsel and financial advisors, that the failure to terminate this Agreement pursuant to Section 9.1(e)(i) or to effect a Company Board Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

(d) Nothing in this Agreement shall prohibit the Company Board from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, and (ii) making any disclosure to the Company Stockholders with respect to which the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would reasonably be expected to be inconsistent with its fiduciary duties to the Company Stockholders under applicable Law.

7.5 Public Statements and Disclosure. None of the Company, on the one hand, or Parent and Acquisition Sub, on the other hand, shall issue (or shall cause its Subsidiaries, Affiliates or Representatives to issue) any public release or make any public announcement concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of a national securities exchange or Governmental Authority to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow the other party or parties hereto a reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party); provided, however, that the restrictions set forth in this Section 7.5 shall not apply to any release or announcement made or proposed to be made by the Company following a Company Board Recommendation Change. In addition, nothing herein shall preclude communication or disclosures necessary to implement the provisions of this Agreement, and the Company and Parent and their respective Affiliates may make such disclosures as they may consider necessary in order to satisfy their legal or contractual obligations to lenders, shareholders, investors or other interested parties, or for purposes of making the Company’s or Parent’s filings with the SEC on forms 10-Q, 10-K or 8-K or any regularly scheduled earnings call conducted by such party, without the prior written consent of the other party.

7.6 Anti-Takeover Laws. In the event that any state anti-takeover or other similar Law is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, the Company and Company Board shall grant such approval and take such action as necessary so that such transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such Law on this Agreement and the transactions contemplated hereby.

7.7 Access. At all times during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Acceptance Time, the Company shall afford LKQ, Parent and their financial advisors, business consultants, legal counsel, accountants and other agents and representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of the Company; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (i) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information, (ii) granting such access would violate any obligations of the Company or any of its Subsidiaries with respect to confidentiality to any third party or otherwise breach, contravene or violate any then effective Contract to which the Company or any of its Subsidiaries is a party, (iii) access to such documents or information would give rise to a risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information, or (iv) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default under, or give a third party the right to terminate or accelerate the rights under, such Contract; and provided further, that no information or knowledge obtained by LKQ or Parent in any investigation conducted pursuant to the access contemplated by this Section 7.7 shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or otherwise impair the rights and remedies available to LKQ, Parent and Acquisition Sub hereunder. In the event that the Company does not provide access or information in reliance on the preceding sentence, it shall use its commercially reasonable efforts to communicate the applicable information to LKQ or Parent in a way that would not violate the applicable Law, Contract or obligation or to waive such a privilege. Any investigation conducted pursuant to the access contemplated by this Section 7.7 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company or its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries. Any access to the properties of the Company or any of its Subsidiaries shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include the right to perform invasive testing without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed if any noninvasive diligence or testing recommends or otherwise warrants invasive testing). The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its financial advisors, business consultants, legal counsel, accountants and other agents and representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 7.7. Nothing in this Section 7.7 or elsewhere in this Agreement shall be construed to require the Company, any of its Subsidiaries or any Representatives of any of the foregoing to prepare any reports, analyses, appraisals, opinions or other information.

7.8 Section 16(b) Exemption. Prior to the Effective Time, the Company shall take all actions reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including “derivative securities” (as defined in Rule 16a-1(c) under the Exchange Act)) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.9 Directors’ and Officers’ Indemnification and Insurance.

(a) The Surviving Corporation and its Subsidiaries as of the Effective Time shall (and LKQ and Parent shall cause the Surviving Corporation and their Subsidiaries as of the Effective Time to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries in favor of each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any of its Subsidiaries (the “Indemnified Persons”) under indemnification, expense advancement and exculpation provisions in any certificate of incorporation or bylaws or comparable organizational document of the Company or any of its Subsidiaries in effect on the date of this Agreement. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries as of the Effective Time shall (and LKQ and Parent shall cause the Surviving Corporation and its Subsidiaries as of the Effective Time to) cause the certificates of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries as of the Acceptance Time to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are no less favorable than the indemnification, exculpation and advancement of expenses provisions contained in the certificates of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six (6) year period, such provisions shall not be repealed, amended or otherwise modified in any manner except as required by applicable Law or as provided below.

(b) Without limiting the generality of the provisions of Section 7.9(a), during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, to the fullest extent permitted by applicable Law, the Surviving Corporation and its Subsidiaries as of the Effective Time shall (and LKQ and Parent shall cause the Surviving Corporation and its Subsidiaries as of the Effective Time to) indemnify and hold harmless each

Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any act or omission or alleged act or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to or at the Effective Time), or (ii) any of the transactions contemplated by this Agreement; provided, however, that if, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting in good faith a claim for indemnification under this Section 7.9(b), then the claim asserted in such notice shall survive the sixth (6th) anniversary of the Effective Time until such time as such claim is fully and finally resolved. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, to the fullest extent permitted by applicable Law, the Surviving Corporation and its Subsidiaries as of the Effective Time shall (and LKQ and Parent shall cause the Surviving Corporation and its Subsidiaries as of the Effective Time to) advance, prior to the final disposition of any claim, proceeding, investigation or inquiry for which indemnification may be sought under this Agreement, promptly following a request by an Indemnified Person therefor, all costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses) as and when incurred by such Indemnified Person in connection with any such claim, proceeding, investigation or inquiry upon receipt of an undertaking by such Indemnified Person to repay such advances if it is ultimately decided in a final, non-appealable judgment by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification hereunder. In the event of any such claim, proceeding, investigation or inquiry, (i) the Surviving Corporation shall have the right to control the defense thereof after the Acceptance Time, (ii) each Indemnified Person shall be entitled to retain his or her own counsel, whether or not the Surviving Corporation shall elect to control the defense of any such claim, proceeding, investigation or inquiry, (iii) the Surviving Corporation shall pay all reasonable fees and expenses of any counsel retained by an Indemnified Person, promptly after statements therefor are received, whether or not the Surviving Corporation shall elect to control the defense of any such claim, proceeding, investigation or inquiry, and (iv) no Indemnified Person shall be liable for any settlement effected without his or her prior express written consent. Notwithstanding anything to the contrary set forth in this Section 7.9(b) or elsewhere in this Agreement, neither the Surviving Corporation nor any of its Affiliates (including LKQ and Parent) shall settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding, investigation or inquiry for which indemnification may be sought by an Indemnified Person under this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such claim, proceeding, investigation or inquiry and does not require the admission by any Indemnified Person of any wrongdoing.

(c) During the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall (and LKQ and Parent shall cause the Surviving Corporation to) maintain in effect directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the Company’s currently in force directors’ and officers’ liability insurance (“Current Company D&O Insurance”), on terms with respect to the coverage and amounts that are no less favorable than those of the Current Company D&O Insurance; provided, however, that in satisfying its obligations under this Section 7.9(c), LKQ, Parent and the Surviving Corporation shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the amount paid by the Company for coverage during its current coverage period, which amount is set forth in Section 7.9(c) of the Company Disclosure Letter (such three hundred percent (300%) amount, the “Maximum Annual Premium”); provided that, if the annual premiums of such insurance coverage exceed such amount, LKQ, Parent and the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a six (6) year “tail” prepaid policy on the Current Company D&O Insurance; provided, however that the maximum aggregate annual premium for such prepaid policy for any such year shall not be in excess of the Maximum Annual Premium. In the event that the Company elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation shall (and LKQ and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of LKQ, Parent and the Surviving Corporation under the first sentence of this Section 7.9(c) for so long as such “tail” policy shall be maintained in full force and effect.

(d) In the event that LKQ, Parent or the Surviving Corporation (or any of its successors or assigns) (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of LKQ, Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 7.9.

(e) The obligations of LKQ, Parent and the Surviving Corporation under this Section 7.9 shall survive the consummation of the Merger and unless this Agreement is terminated under Article IX shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 7.9 applies without the consent of such affected Indemnified Party to such termination or modification, as the case may be. It is expressly agreed that the Indemnified Parties to whom this Section 7.9 applies shall be express and intended third party beneficiaries of the obligations of LKQ, Parent and the Surviving Corporation under this Section 7.9 and that each such Indemnified Party shall be entitled to enforce the provisions of this Section 7.9 unless this Agreement is terminated pursuant to Article IX.

7.10 Employee Matters.

(a) LKQ and Parent hereby acknowledge that a “change of control” (or similar phrase) within the meaning of the Employee Plans or any agreement to which the Company or any of its Subsidiaries is a party on the date hereof, as applicable, will occur as of the Acceptance Time.

(b) For a period of one (1) year following the Effective Time, the Surviving Corporation shall (and LKQ and Parent shall cause the Surviving Corporation to) provide to each Continuing Employee (i) health and welfare benefits that are, taken as a whole, no less favorable than the health and welfare benefits in effect for similarly situated employees of Parent on the date of this Agreement, (ii) severance benefits no less favorable than the severance benefits in effect for similarly situated employees of Parent on the date of this Agreement, and (iii) base salary (or regular wages, as the case may be) and, to the extent applicable, target bonus opportunity at the level in effect for the 2014 calendar year, as adjusted by any subsequent increases to such amounts made by the Company in the ordinary course of business consistent with past practice. For the avoidance of doubt, other types of compensation and benefits, including but not limited to equity and equity-based compensation, are not included in or covered by the provisions of this Section 7.10(b).

(c) To the extent that an Employee Plan or any other employee benefit plan or other compensation or severance arrangement or agreement of the Surviving Corporation or any of its Subsidiaries (together, the “Company Plans”) or any employee benefit plan or other compensation or severance arrangement of Parent is made available to any Continuing Employee on or following the Effective Time, the Surviving Corporation shall (and LKQ and Parent shall cause the Surviving Corporation to) cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time solely for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant for purposes of vacation accrual and severance pay entitlement, but excluding for the avoidance of doubt, for purposes of any equity or equity-based awards or incentives granted after the Effective Time; provided, however, that such service need not be credited to the extent that it would result in duplication of coverage or benefits. In addition, and without limiting the generality of the foregoing, Parent shall (or shall cause the Surviving Corporation to) use its commercially reasonable efforts to ensure that, to the extent permitted by applicable Law: (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by the Surviving Corporation and its Subsidiaries (other than the Company Plans) (such plans, collectively, the “New Plans”) to the extent coverage under any such New Plan replaces coverage under a comparable Company Plan in which such Continuing Employee is participating immediately before the Effective Time (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Continuing Employee, all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan shall be waived for such Continuing Employee and his or her covered dependents, any eligible expenses incurred by such Continuing Employee and his or her covered dependents during any unfinished portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins shall be given full credit under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan, and (iii) the accounts of such Continuing Employees under any New Plan which is a flexible spending plan are credited with any unused balance in the account of such Continuing Employee under the applicable Company Plan.

(d) If so requested by Parent no later than ten (10) days prior to the Effective Time, the Company shall terminate its 401(k) plan effective as of the Effective Time, and no further contributions shall be made to such plan following such date. The Company shall provide to Parent any required documentation, including any resolutions authorizing such termination. If Parent requests that the Company terminate its 401(k) plan pursuant to this Section 7.10(d), Parent shall take all actions necessary so that, effective as of the Closing Date, (i) Continuing Employees shall be eligible to participant in Parent’s 401(k) plan and (ii) Parent’s 401(k) plan will accept rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, inclusive of loans) from the Company’s 401(k) plan.

(e) Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent or the Surviving Corporation to terminate, any Continuing Employee for any reason, (ii) require Parent or the Surviving Corporation to continue any Company Plan or prevent the amendment, modification or termination thereof after the Effective Time, or (iii) constitute an amendment or modification of any employee benefit plan sponsored by Parent or the Surviving Corporation. The provisions of this Section 7.10 are solely for the benefit of the parties to this Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 7.10 shall create such rights in any such persons.

7.11 Obligations of Acquisition Sub. LKQ and Parent shall take all action necessary to cause Acquisition Sub and the Surviving Corporation to perform their respective obligations under this Agreement before and after the Effective Time, as applicable (including, with respect to Acquisition Sub, to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement).

7.12 Notification of Certain Matters.

(a) At all times during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Acceptance Time, the Company shall give prompt notice to LKQ, Parent and Acquisition Sub upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of the Company to comply with or satisfy in any material respect any covenant or agreement to be complied with or any condition to be satisfied by it under this Agreement, in any such case if and only to the extent that such untruth or inaccuracy, or such failure, would reasonably be expected to cause any of the conditions to the obligations of LKQ, Parent and Acquisition Sub to consummate the transactions contemplated hereby set forth in paragraphs (B)(2) and (B)(3) of Annex A to fail to be satisfied at the then scheduled expiration of the Offer; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of LKQ, Parent and Acquisition Sub to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to LKQ, Parent or Acquisition Sub pursuant to this Section 7.12(a).

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, LKQ and Parent shall give prompt notice to the Company upon becoming aware that any representation or warranty made by LKQ, Parent or Acquisition Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure of LKQ, Parent or Acquisition Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in any such case if and only to the extent that such untruth or inaccuracy, or such failure, would reasonably be expected to prevent, materially delay or materially impair the ability of LKQ, Parent and Acquisition Sub to consummate the Merger and the transactions contemplated by this Agreement (including the Offer and the Merger) or the ability of LKQ, Parent and Acquisition Sub to fully perform their respective covenants and obligations under this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of LKQ, Parent or Acquisition Sub set forth in this Agreement or the conditions to the obligations of the Company to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to the Company pursuant to this Section 7.12(b).

7.13 Certain Litigation. The Company shall promptly advise LKQ and Parent of any litigation commenced after the date hereof against the Company or any of its directors (in their capacity as such) by any Company Stockholders (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby, and shall keep LKQ and Parent reasonably informed regarding any such litigation. The Company shall give LKQ and Parent the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation, shall consider LKQ’s and Parent’s views with respect to such stockholder litigation and shall not settle such litigation without LKQ’s and Parent’s consent unless such settlement is permitted pursuant to Section 6.1(b)(ix). The Company shall use commercially reasonable efforts to (i) give timely notice and tender the defense of any such stockholder litigation to the insurer(s) under all applicable or potentially applicable directors and officers insurance policy or policies, and (ii) comply with the terms and conditions of such policy or policies, including the selection of counsel approved by the insurer(s).

ARTICLE VIII

CONDITIONS TO THE MERGER

8.1 Conditions. The respective obligations of LKQ, Parent, Acquisition Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under applicable Law) prior to the Effective Time, of each of the following conditions:

(a) Purchase of Company Shares. Acquisition Sub shall have accepted for payment and paid for all of the Company Shares validly tendered and not withdrawn pursuant to the Offer.

(b) No Legal Prohibition. No Governmental Authority of competent jurisdiction in the United States shall have (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the Effective Time and has the effect of making the Merger illegal in the United States or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in the United States, or (ii) issued or granted any Order that is in effect as of immediately prior to the Effective Time and has the effect of making the Merger illegal in the United States or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in the United States (collectively, a “Restraint”), provided that the party seeking to assert this condition shall have used commercially reasonable efforts to resist, lift or resolve such Restraint or to cause it to be lifted or resolved.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. This Agreement may be terminated and the Offer and/or the Merger may be abandoned at any time prior to the Effective Time (it being agreed that the party hereto terminating this Agreement pursuant to this Section 9.1 shall give prompt written notice of such termination to the other party or parties hereto and that any termination by Parent also shall be an effective termination by LKQ and Acquisition Sub):

(a) by mutual written agreement of Parent and the Company; or

(b) by either Parent or the Company, if (i) the Acceptance Time shall not have occurred on or prior to the day that is 120 days after the date hereof (the “Outside Date”); or (ii) the

Offer is terminated or withdrawn pursuant to its terms and the terms of this Agreement without any Company Shares being purchased thereunder; provided, however, that the right to terminate this Agreement under either clause (i) or (ii) of this Section 9.1(b) shall not be available to any party whose action or failure to fulfill in any material respect any of its obligations under this Agreement has been the cause of, or resulted in, the event specified in such clause; or

(c) by either Parent or the Company in the event of a Restraint which has become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 9.1(c) shall have used those efforts required hereunder (including under Section 7.1) to resist, lift or resolve such Restraint; or

(d) by Parent, prior to the Acceptance Time, if:

(i) the Company Board or any committee thereof shall have effected a Company Board Recommendation Change (whether or not in compliance with Section 7.4); or

(ii) a tender or exchange offer relating to the Company’s securities is commenced by a Person or “group” (as defined under Section 13(d) of the Exchange Act) unaffiliated with Parent, and the Company shall not have sent to its security holders pursuant to Rule 14d-9 promulgated under the Exchange Act, within ten (10) Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company Board recommends rejection of such tender or exchange offer; or

(iii) the Company shall have violated or breached any of its material obligations under Section 7.4; or

(iv) the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of one or more conditions to the Offer set forth in Annex A and (B) is incapable of being cured or has not been cured by the Company within fifteen (15) Business Days after written notice has been given by Parent to the Company of such breach or failure to perform; or

(e) by the Company:

(i) prior to the Acceptance Time, if the Company Board has effected a Company Board Recommendation Change in response to a Superior Proposal pursuant to and in compliance with Section 7.4(b) in order to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and concurrently with such termination pays to Parent in immediately available funds the Termination Fee required to be paid pursuant to Section 9.3(b)(i); or

(ii) if Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) has had or would reasonably be expected to have a material adverse effect on the ability of Parent to perform its obligations under this Agreement or to consummate the Offer or the Merger, and (B) is incapable of being cured or has not been cured by Parent within fifteen (15) Business Days after written notice has been given by the Company to Parent of such breach or failure to perform.

9.2 Notice of Termination; Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 9.1 shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any director, officer, employee, affiliate, agent or other representative of such party or parties) to the other party or parties hereto, as applicable, except that (a) the terms of Section 7.4, this Section 9.2, Section 9.3 and Article X shall survive the termination of this Agreement, and (b) nothing herein shall relieve any party or parties hereto, as applicable, from any liability or damages (which the parties acknowledge and agree shall not be limited to reimbursement of out-of-pocket fees, costs or expenses) incurred in connection with the transactions contemplated hereby resulting from any willful or intentional and, in either case, knowing material breach of this Agreement that occurs prior to such termination and, in the event of such a breach, the aggrieved party shall be entitled to all remedies available at law or in equity. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive any termination of this Agreement.

9.3 Fees and Expenses.

(a) General. Except as otherwise set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Offer and/or the Merger is consummated.

(b) Company Payments.

(i) If this Agreement is terminated by the Company pursuant to Section 9.1(e)(i), prior to, or simultaneously with, and as a condition to the effectiveness of such termination, the Company shall pay Parent a fee in immediately available funds in the amount of $1,000,000 (the “Termination Fee”).

(ii) If this Agreement is terminated by Parent pursuant to Section 9.1(d)(i), (ii) or (iii), then the Company shall promptly, but in no event later than two (2) Business Days after termination of this Agreement, pay Parent the Termination Fee.

(iii) If this Agreement is terminated by Parent pursuant to Section 9.1(d)(iv) or by Parent or the Company pursuant to Section 9.1(b) and (A) at any time on or after the date hereof and prior to such termination a Competing Acquisition Transaction shall have been publicly announced by a third party (a “Competing Party”), and (1) the Company shall have failed to send to its stockholders, pursuant to Rule 14d-9 under the Exchange Act, within ten (10) Business Days after such Competing Acquisition Transaction was first publicly announced, a statement that the Company Board recommends rejection thereof and (2) such Competing Acquisition Transaction shall not have been withdrawn or otherwise abandoned before such termination of this Agreement; and (B) within twelve (12) months after the date of such termination of this Agreement, the Company consummates any Competing Acquisition Transaction (in each case whether or not such Competing Acquisition Transaction is the same as the original Competing Acquisition Transaction announced) with the Competing Party or any Affiliate thereof, the Company shall pay Parent the Termination Fee within two (2) Business Days after demand by Parent. For purposes of the foregoing, a “Competing Acquisition Transaction” shall have the same meaning as an

“Acquisition Transaction” except that all references therein to (i) “more than twenty percent (20%)” shall be deemed to be references to “more than fifty percent (50%)” and (ii) “less than eighty percent (80%)” shall be deemed to be references to “less than fifty percent (50%).”

(iv) The payment by the Company of the Termination Fee pursuant to Section 9.3(b) shall be the sole and exclusive remedy of Parent and Acquisition Sub in the event of termination of this Agreement pursuant to Section 9.1(e)(i), Section 9.1(d) or Section 9.1(b) hereof.

(c) Single Payment Only. The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Termination Fee on more than one (1) occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(d) Consequence of Non-Payment. The Company acknowledges that the agreements contained in Section 9.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to promptly pay the amount due pursuant to Section 9.3(b), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest at a rate per annum equal to the prime lending rate prevailing during the period as published in The Wall Street Journal.

(e) Transfer Taxes. Except as expressly provided in Section 3.8(d), all transfer, documentary, sales, use, stamp, registration and other similar Taxes incurred in connection with the transaction contemplated by this Agreement shall be paid by Parent and Acquisition Sub when due.

9.4 Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time prior to the Effective Time by execution of an instrument in writing signed on behalf of each of Parent, Acquisition Sub and the Company; provided, however, that in the event that this Agreement has been adopted by the Company Stockholders in accordance with Delaware Law, no amendment shall be made to this Agreement that requires the approval of such Company Stockholders under Delaware Law or the rules of the NYSE MKT, without such approval.

9.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

ARTICLE X

GENERAL PROVISIONS

10.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, LKQ, Parent and Acquisition Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall so survive the Effective Time in accordance with their respective terms. After the Acceptance Time, neither LKQ, Parent nor Acquisition Sub shall be permitted to claim that any breach by the Company of any of its covenants or obligations under this Agreement results in a failure of a condition to consummate the Merger or excuses performance by LKQ, Parent or Acquisition Sub of any of its obligations hereunder.

10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) two (2) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) immediately upon delivery by hand or by facsimile or email transmission (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

(a)	if to LKQ, Parent or Acquisition Sub, to:

LKQ Corporation

500 West Madison Street

Suite 2800, Chicago, IL

Attention: Victor M. Casini, Senior Vice President and General Counsel

Email: victorcasini@lkqcorp.com

Facsimile No.: (312) 621-1950

with a copy (which shall not constitute notice) to:

K&L Gates LLP

70 West Madison Street, Suite 3100

Chicago, Illinois 60602

Attention: J. Craig Walker

Email: craig.walker@klgates.com

Facsimile No.: (312) 827-8179

(b)	if to the Company, to:

The Coast Distribution System, Inc.

350 Woodview Avenue, Suite 100

Morgan Hill, CA 95037

Attention: James Musbach, President and CEO

Email: jmusbach@coastdist.com

Facsimile No.: (408) 782-8601

with a copy (which shall not constitute notice) to:

Stradling Yocca Carlson & Rauth

660 Newport Center Drive

Suite 1600

Newport Beach, CA 92660

Attention: Ben A. Frydman

Email: bfrydman@sycr.com

Facsimile No.: (949) 823-5150

10.3 Assignment. No party may assign (by operation of Law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Agreement will be void ab initio.

10.4 Confidentiality. LKQ, Parent, Acquisition Sub and the Company hereby acknowledge that LKQ, Parent and the Company have previously executed a Confidentiality Agreement, made as of April 18, 2014 (the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms.

10.5 Entire Agreement. This Agreement (including any schedules, annexes and exhibits hereto) and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter, the Support Agreements and the Annexes hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER LKQ, PARENT, ACQUISITION SUB OR ANY OF THEIR AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES OR REPRESENTATIVES, ON THE ONE HAND, NOR THE COMPANY OR ANY OF ITS AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES OR REPRESENTATIVES, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE) BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

10.6 Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 7.9, (b) from and after the Acceptance Time, the rights of holders of shares of the Company Common Stock and other Company Securities to receive the consideration pursuant to the Offer, as set forth in Article II, and (c) from and after the Effective Time, the rights of holders of shares of the Company Common Stock and other Company Securities to receive the consideration pursuant to the Merger, as set forth in Article III.

10.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to negotiate in good faith in an effort to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the maximum extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.8 Remedies.

(a) Except as otherwise provided herein (including in Section 9.3(b)(iv)), any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or LKQ, Parent and/or Acquisition Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and LKQ, Parent and Acquisition Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement without the requirement of posting a bond or other security. The Company, on the one hand, and LKQ, Parent and Acquisition Sub, on the other hand hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such party (or parties), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party (or parties) under this Agreement.

10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof.

10.10 Consent to Jurisdiction. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 10.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 10.10 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court within the State of Delaware) and any appellate court from any thereof in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court within the State of Delaware) and any appellate court from any thereof; (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of LKQ, Parent, Acquisition Sub and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

10.11 Waiver of Jury Trial. EACH OF LKQ, PARENT, ACQUISITION SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF LKQ, PARENT, ACQUISITION SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

10.12 Company Disclosure Letter References. The parties hereto agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding section or subsection of this Agreement, and (ii) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (ii) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.

10.13 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission, including by e-mail attachment, shall be effective as delivery of a manually executed counterpart of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

LKQ CORPORATION

By:	/s/ Walter P. Hanley
Name:	Walter P. Hanley
Title:	Senior Vice President of Development

KEYSTONE AUTOMOTIVE OPERATIONS, INC.

By:	/s/ Walter P. Hanley
Name:	Walter P. Hanley
Title:	Vice President

KAO ACQUISITION SUB, INC.

By:	/s/ Walter P. Hanley
Name:	Walter P. Hanley
Title:	Vice President

THE COAST DISTRIBUTION SYSTEM, INC.

By:	/s/ James Musbach
Name:	James Musbach
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX A

CONDITIONS TO THE OFFER

Notwithstanding any other provision of the Offer, but subject to compliance with the terms and conditions of the Agreement and Plan of Merger dated as of July 8, 2015 (the “Agreement”) to which this Annex is attached, Acquisition Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the obligation of Acquisition Sub to pay for or return tendered Company Shares promptly after termination or withdrawal of the Offer), to pay for any Company Shares that are validly tendered pursuant to the Offer and, only after complying with any obligation to extend the Offer pursuant to the Agreement, may terminate the Offer if: (A) the Minimum Condition shall not have been satisfied; or (B) any of the following shall have occurred and continue to exist:

(1) any Governmental Authority of competent jurisdiction in the United States shall have (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the expiration of the Offer and has the effect of making the Offer, the acquisition of Company Shares by Parent or Acquisition Sub, or the Merger illegal in the United States or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, the acquisition of Company Shares by Parent or Acquisition Sub, or the Merger in the United States, or (ii) issued or granted any Order that is in effect as of immediately prior to the expiration of the Offer and has the effect of making the Offer or the Merger illegal in the United States or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in the United States;

(2) (i) the representations and warranties of the Company set forth in Sections 4.6(a) through (c) (regarding capitalization and equity awards of the Company) of the Agreement shall not be true and correct in all but de minimis respects at and as of the date of the Agreement and at and as of the Expiration Time as though made at and as of such time (except to the extent expressly made as of an earlier date, in which case, at and as of such earlier date); (ii) any of the representations and warranties of the Company in Section 4.1(a) (regarding organization and qualification) of the Agreement that is qualified as to “materiality” or “Company Material Adverse Effect” shall not be true and correct in all respects, or any such representation or warranty that is not so qualified as to “materiality” or “Company Material Adverse Effect” shall not be true and correct in all material respects, in each case, at and as of the date of the Agreement and at and as of the Expiration Time as though made at and as of such time (except to the extent expressly made as of an earlier date, in which case, at and as of such earlier date) and (iii) any other representation and warranty of the Company in the Agreement (without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect” qualifiers set forth therein) shall not be true and correct in all respects at and as of the date of the Agreement and at and as of the Expiration Time as though made at and as of such time (except to the extent expressly made as of an earlier date, in which case, at and as of such earlier date), except where the failure to be so true and correct would not have, individually or in the aggregate, a Company Material Adverse Effect;

(3) the Company shall have failed to perform in all material respects any obligations, agreements or covenants to be performed, or complied with, by it under the Agreement at or prior to the expiration of the Offer;

(4) a Company Material Adverse Effect or any change, event, occurrence, circumstance, development or other matter that is, individually or in the aggregate, reasonably likely to result in a Company Material Adverse Effect, shall have arisen or occurred following the execution and delivery of this Agreement that is continuing;

A-1

(5) the Agreement shall have been terminated in accordance with its terms or the parties shall have reached an agreement that the Offer or this Agreement be terminated; or

(6) Acquisition Sub shall have failed to receive a certificate of the Company executed by the executive chairman, the chief executive officer or the chief financial officer, dated as of the Expiration Time, to the effect that the conditions set forth in paragraphs (2), (3) and (4) have not occurred.

The foregoing conditions are for the sole benefit of Parent and Acquisition Sub, may be asserted by Parent or Acquisition Sub regardless of the circumstances giving rise to such condition and may be waived by Parent or Acquisition Sub in whole or in part at any time and from time to time in the sole and absolute discretion of Parent or Acquisition Sub, subject in each case to the terms of the Agreement.

Capitalized terms used in this Annex A but not defined herein shall have the meanings set forth in the Agreement to which it is attached.

* * * * * *

A-2